Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-271865

PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 12, 2023)

CAMDEN PROPERTY TRUST

$600,000,000 4.900% Notes due 2036

The 4.900% Notes due 2036 offered hereby (the “Notes”) will mature on February 28, 2036. Interest on the Notes will be payable on February 28 and August 28 of each year, beginning on August 28, 2026. We may redeem the Notes in whole or in part at any time or from time to time at the applicable redemption price described in the section entitled “Description of the Notes—Optional Redemption.” The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Notes will be our direct, senior, unsecured obligations and will rank equally with all our other unsecured and unsubordinated indebtedness from time to time outstanding.

The Notes are a new issue of securities for which there is currently no trading market. We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated quotation system.

Investing in the Notes involves risk. See “Risk Factors” beginning on page S-5 of this prospectus supplement and incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2025 and other periodic filings with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	99.936%	$599,616,000
Underwriting discount	0.650%	$3,900,000
Proceeds, before expenses, to Camden Property Trust	99.286%	$595,716,000

The public offering price and the proceeds, before expenses, to us set forth above do not include accrued interest, if any. Interest on the Notes will accrue from February 19, 2026.

We expect that delivery of the Notes will be made to investors through the book-entry delivery system of The Depository Trust Company for the accounts of its participants, including Clearstream Banking S.A., and Euroclear Bank SA/NV, as operator for the Euroclear System, against payment in New York, New York on or about February 19, 2026.

Joint Book-Running Managers

BofA Securities	J.P. Morgan	PNC Capital Markets LLC	US Bancorp

Truist Securities			Wells Fargo Securities

Senior Co-Managers

Regions Securities LLC	BMO Capital Markets	BNP PARIBAS	Deutsche Bank Securities	Mizuho
Scotiabank			TD Securities

Co-Managers

M&T Securities	Ramirez & Co., Inc.

The date of this prospectus supplement is February 17, 2026.

We have not, and the underwriters have not, authorized any person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you, and, if given or made, you must not rely upon such information or representations as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale made under this prospectus supplement and the accompanying prospectus, shall under any circumstances create any implication that there has not been any change in our affairs since the date of this prospectus supplement or that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any time subsequent to the date of such information.

TABLE OF CONTENTS

Prospectus Supplement

S-i

FORWARD-LOOKING STATEMENTS

We have made statements in this prospectus supplement and the accompanying prospectus which are “forward-looking” in that they do not discuss historical fact, but instead note future expectations, projections, intentions or other items relating to the future. These forward-looking statements include those made in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Reliance should not be placed on these forward-looking statements because they are subject to known and unknown risks, uncertainties and other factors which may cause our actual results or performance to differ materially from those contemplated by the forward-looking statements. Many of those factors are noted in conjunction with the forward-looking statements in the text.

Factors which may cause our actual results or performance to differ materially from those contemplated by forward-looking statements include, but are not limited to, the following:

•

volatility in capital and credit markets, cost increases, or other unfavorable changes in economic conditions, either nationally or regionally in one or more of the markets in which we operate, could adversely impact us;

•	short-term leases could expose us to the effects of declining market rents;

•	we could be negatively impacted by the risks associated with land holdings and related activities;

•	development, repositions, redevelopment and construction risks could impact our profitability;

•	our acquisition strategy may not produce the cash flows expected;

•	changes in rent control or rent stabilization laws and regulations could adversely affect our operations and property values;

•	failure to qualify as a real estate investment trust (“REIT”) could have adverse consequences;

•	tax laws could continue to change at any time and any such legislative or other actions could have a negative effect on us;

•	a cybersecurity incident and other technology disruptions could negatively impact our business;

•	we have significant debt, which could have adverse consequences;

•	insufficient cash flows could limit our ability to make required payments for debt obligations or pay distributions to shareholders;

•	issuances of additional debt may adversely impact our financial condition;

•	we may be unable to renew, repay, or refinance our outstanding debt;

•	failure to maintain our current credit ratings could adversely affect our cost of funds, related margins, liquidity, and access to capital markets;

•	share ownership limits and our ability to issue additional equity securities may prevent takeovers beneficial to shareholders;

•	the form, timing and amount of dividend distributions in future periods may vary and be impacted by economic and other considerations;

•	litigation risks could affect our business;

•	damage from catastrophic weather and other natural events could result in losses;

•	competition could adversely affect our ability to acquire properties;

•	we could be adversely impacted due to our share price fluctuations; and

•	rising interest rates could increase our borrowing costs, lower the value of our real estate, and decrease our share price, leading investors to seek higher yields through other investments.

These forward-looking statements represent our estimates and assumptions as of the date of this prospectus supplement, and we assume no obligation to update or supplement forward-looking statements because of subsequent events.

SUMMARY

This summary is not complete and may not contain all of the information that may be important to you in deciding whether to invest in the Notes. To understand this offering fully, you should carefully read the entire prospectus supplement and the accompanying prospectus and the documents incorporated by reference.

Our Business

Camden Property Trust is a REIT primarily engaged in the ownership, management, development, reposition, redevelopment, acquisition and construction of multifamily apartment communities. As of December 31, 2025, we owned interests in, operated, or were developing 175 multifamily properties comprised of 59,921 apartment homes across the United States. Of the 175 properties, three properties were under construction as of December 31, 2025, and will consist of a total of 1,162 apartment homes when completed. We also own land holdings which we may develop into multifamily communities in the future.

The Offering

For a more complete description of the Notes specified in the following summary, please see “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Camden Property Trust

Securities offered	$600,000,000 aggregate principal amount of 4.900% Notes due 2036 (the “Notes”)

Maturity	February 28, 2036

Interest payment dates	Semi-annually in arrears on February 28 and August 28, commencing on August 28, 2026.

Ranking:

The Notes:

•

will be our direct, senior, unsecured obligations;

•

will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding; and

•

will be effectively subordinated to our mortgages and our other secured indebtedness and to indebtedness and other liabilities of our subsidiaries.

Use of proceeds	We intend to use the net proceeds of approximately $594.0 million, after deducting the underwriting discounts and our other expenses related to this offering, to repay a portion of the outstanding balance on our $1.2 billion unsecured revolving credit facility (our “unsecured revolving credit facility”) and a portion of the amounts outstanding under our $600 million commercial paper program (our “commercial paper program”) and for general corporate purposes, which may include property acquisitions and development in the ordinary course of business, capital expenditures and working capital. See “Use of Proceeds” and “Capitalization.”

Conflicts of interest	Certain of the underwriters of this offering or their affiliates are lenders under our unsecured revolving credit facility and/or may be holders of our commercial paper notes. Such underwriters or affiliates will, therefore, receive a portion of the net proceeds of this offering through any repayment of borrowings on our unsecured revolving credit facility or of our commercial paper program. See “Underwriting—Conflicts of Interest.”

Optional redemption	We may redeem some or all of the Notes at any time and from time to time at the applicable redemption price described in the section entitled “Description of the Notes—Optional Redemption.”

Covenants

We will issue the Notes under an indenture with U.S. Bank Trust Company, National Association. The indenture, among other things, restricts our ability to:

•

borrow money;

•

use assets as security in other transactions; and

•

sell certain assets or merge into other companies.

See “Description of Debt Securities—Covenants” in the accompanying prospectus.

RISK FACTORS

Before you decide whether to purchase any Notes, in addition to the other information in this prospectus supplement and the accompanying prospectus, you should carefully consider the risk factors set forth below and under the heading “Risk Factors” beginning on page 3 of our Annual Report on Form 10-K for the year ended December 31, 2025, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For more information, see the section entitled “Incorporation by Reference.”

The Notes are effectively subordinated to all our existing and future secured debt and the debt and any preferred equity of our subsidiaries.

The Notes will be our senior unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The Notes will be effectively subordinated to our mortgages and other secured indebtedness to the extent of the assets securing such debt and to our subsidiaries’ indebtedness to the extent of the assets of those subsidiaries. If we become insolvent or are liquidated, or if payment of any of our secured debt is accelerated, the holders of that secured debt will be entitled to exercise the remedies available to secured lenders under applicable law, including the ability to foreclose on and sell the assets securing such debt to satisfy such debt. In any such case, our remaining assets may be insufficient to repay the Notes.

Because we operate a significant portion of our business through subsidiaries, we derive revenues from, and hold assets through, those subsidiaries. In general, these subsidiaries are separate and distinct legal entities. These subsidiaries will have no obligation to pay any amounts due on our debt securities, including the Notes, or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. Our right to receive any assets of any subsidiary in the event of a bankruptcy or liquidation of the subsidiary, and therefore the right of our creditors to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, and any preferred equity holders of that subsidiary, in each case to the extent that we are not recognized as a creditor of such subsidiary. In addition, even where we are recognized as a creditor of a subsidiary, our rights as a creditor with respect to certain amounts are subordinated to other indebtedness of that subsidiary, including secured indebtedness to the extent of the assets securing such indebtedness.

As of December 31, 2025, on a pro forma basis after giving effect to the issuance of the Notes offered hereby and the application of the net proceeds from this offering, our and our subsidiaries’ total outstanding indebtedness would be approximately $3,904,806,000, of which approximately 91.5% would be unsecured.

The Notes restrict, but do not eliminate, the ability to incur additional debt or take other action that could negatively impact holders of the Notes.

Except as described under “Description of Debt Securities—Limitations on Incurrence of Indebtedness,” “Description of Debt Securities—Merger, Consolidation and Sale” and “Description of Debt Securities—Covenants” in the accompanying prospectus, the Indenture does not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the Notes protection if we were to engage in transactions such as a highly leveraged or similar transaction, a change of control or a reorganization, restructuring, merger or similar transaction. In addition, subject to the limitations set forth under “Description of Debt Securities—Limitations on Incurrence of Indebtedness,” “Description of Debt Securities—Merger, Consolidation and Sale” and “Description of Debt Securities—Covenants” in the accompanying prospectus, we may, in the future, enter into transactions, such as the sale of all or substantially all of our assets or a merger or consolidation that would increase the amount of our indebtedness or substantially reduce or eliminate our assets, which may have an adverse effect on our ability to service indebtedness, including the Notes. We have no present intention of engaging in a highly leveraged or similar transaction.

There is no current public market for the Notes.

The Notes are a new issue of securities for which there is currently no trading market. We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated quotation system. We cannot guarantee:

•	any trading market for the Notes will develop or be maintained;

•	the liquidity of any trading market that may develop for the Notes;

•	your ability to sell your Notes when desired or at all; or

•	the price at which you would be able to sell your Notes.

Liquidity of any trading market for, and future trading prices of, the Notes will depend on many factors, including:

•	prevailing interest rates;

•	our operating results and cash flows;

•	credit rating or outlook changes; and

•	the market for similar securities.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $594.0 million from the sale of the Notes offered by this prospectus supplement, after deducting the underwriting discounts and our other expenses related to this offering. We intend to use the net proceeds to repay a portion of the outstanding balance on our unsecured revolving credit facility and a portion of the amounts outstanding under our commercial paper program and for general corporate purposes, which may include property acquisitions and development in the ordinary course of business, capital expenditures and working capital. See “Capitalization.” Pending application of the net proceeds as described above, we may invest the proceeds in short-term securities.

We have the option to increase our $1.2 billion unsecured revolving credit facility up to three times by up to an additional $500 million upon the satisfaction of certain conditions. Our unsecured revolving credit facility matures in August 2026 and has two consecutive six-month options to extend the maturity date at our election to August 2027. At February 13, 2026, the weighted average interest rate on the approximately $227.0 million outstanding on our unsecured revolving credit facility was approximately 4.47%.

We may issue short-term, unsecured notes under our commercial paper program. Amounts available under our commercial paper program may be borrowed, repaid and reborrowed from time to time, with the aggregate face or principal amount of the notes outstanding under our commercial paper program at any time not to exceed $600 million. The commercial paper notes have maturities of up to 397 days from the date issued. At February 13, 2026, the weighted average interest rate on the approximately $600.0 million outstanding on our commercial paper program was approximately 3.80%.

Certain of the underwriters of this offering or their affiliates are lenders under our unsecured revolving credit facility and/or may be holders of our commercial paper notes. Such underwriters or affiliates will, therefore, receive a portion of the net proceeds of this offering through any repayment of borrowings on our unsecured revolving credit facility or of our commercial paper program. See “Underwriting—Conflicts of Interest.”

CAPITALIZATION

The following sets forth our debt and capitalization at December 31, 2025 and as adjusted to reflect this offering and the application of the net proceeds of this offering as described under “Use of Proceeds” above. You should read the information included in the table in conjunction with our audited consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	December 31, 2025
	Actual	Adjustments		As Adjusted
	(in thousands)
Notes Payable:
Unsecured	$3,570,193	$4.016	(1)	$3,574,209
Secured	330,597			330,597

Total notes payable	$3,900,790			$3,904,806
Common Equity:
Common shares of beneficial interest	1,157			1,157
Additional paid-in capital	5,948,938			5,948,938
Distributions in excess of net income attributable to common shareholders	(969,240)			(969,240)
Treasury shares, at cost	(620,497)			(620,497)
Accumulated other comprehensive income	2,165			2,165

Total common equity	4,362,523			4,362,523
Non-controlling interests	75,730			75,730

Total capitalization	$8,339,043			$8,343,059

(1)

Represents the receipt of net proceeds of approximately $594.0 million from this offering, and assumes the use of proceeds therefrom to repay a portion of the outstanding balance on our unsecured revolving credit facility and amounts outstanding under our commercial paper program. As of December 31, 2025, there was no outstanding balance on our unsecured revolving credit facility, and we had an aggregate of approximately $590.0 million principal amount of notes outstanding under our commercial paper program. As of February 13, 2026, the outstanding balance on our unsecured revolving credit facility was approximately $227.0 million, and we had an aggregate of approximately $600.0 million principal amount of notes outstanding under our commercial paper program.

DESCRIPTION OF THE NOTES

This description of the particular terms of the Notes offered hereby supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Notes set forth in the accompanying prospectus.

The Notes are to be issued under an Indenture dated February 11, 2003, as amended by the First Supplemental Indenture dated May 4, 2007, the Second Supplemental Indenture dated June 3, 2011 and the Third Supplemental Indenture dated October 4, 2018 (the form of which has been filed on a Current Report on Form 8-K as an exhibit to the registration statement of which the accompanying prospectus forms a part), which we have entered into with U.S. Bank Trust Company, National Association, as successor to SunTrust Bank, and which has been filed with the Securities and Exchange Commission (the “SEC”) and is available for inspection at the corporate trust office of U.S. Bank Trust Company, National Association at Two James Center, 1021 E. Cary Street, Richmond, Virginia 23219-4000. As used in this prospectus supplement, the term “Indenture” refers to the Indenture, as amended by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, and as further amended or supplemented from time to time. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended.

The following summarizes selected provisions of the Indenture and the Notes (the form of which has been filed on Form 8-K as an exhibit to the registration statement of which the accompanying prospectus forms a part). It does not restate the Indenture or the terms of the Notes in their entirety. We urge you to read the Indenture and the form of the Notes because they, and not this description, define your rights as holders of the Notes.

General

The Notes will be initially limited to an aggregate principal amount of $600,000,000 and will mature on February 28, 2036, unless previously redeemed. The Notes will be our senior unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The Notes will be effectively subordinated to our mortgages and other secured indebtedness to the extent of the assets securing such debt and to our subsidiaries’ indebtedness to the extent of the assets of those subsidiaries. The Notes will be issued only in fully registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

As of December 31, 2025, on a pro forma basis after giving effect to the issuance of the Notes offered hereby and the application of the net proceeds from this offering, our and our subsidiaries’ total outstanding indebtedness would be approximately $3,904,806,000, of which approximately 91.5% would be unsecured.

Except as described under “Description of Debt Securities—Limitations on Incurrence of Indebtedness,” “Description of Debt Securities—Merger, Consolidation and Sale” and “Description of Debt Securities—Covenants” in the accompanying prospectus, the Indenture does not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the Notes protection if we were to engage in transactions such as a highly leveraged or similar transaction, a change of control or a reorganization, restructuring, merger or similar transaction. In addition, subject to the limitations set forth under “Description of Debt Securities—Limitations on Incurrence of Indebtedness,” “Description of Debt Securities—Merger, Consolidation and Sale” and “Description of Debt Securities—Covenants” in the accompanying prospectus, we may, in the future, enter into transactions, such as the sale of all or substantially all of our assets or a merger or consolidation that would increase the amount of our indebtedness or substantially reduce or eliminate our assets, which may have an adverse effect on our ability to service indebtedness, including the Notes. We have no present intention of engaging in a highly leveraged or similar transaction.

We may from time to time, without the consent of existing Note holders, create and issue further notes having the same terms and conditions as the Notes offered hereby in all respects, except for the issue date, the issue price and, if applicable, the first payment of interest thereon; provided that if any such additional notes are not fungible with the Notes initially offered hereby for U.S. federal income tax purposes, such additional notes issued in this manner will have one or more separate CUSIP numbers.

Principal and Interest

Interest on the Notes will accrue at the rate of 4.900% per year. Interest on the Notes will be payable semi-annually in arrears on February 28 and August 28, commencing on August 28, 2026, to the holders of record of the Notes on the immediately preceding February 15 and August 15.

Interest on the Notes will accrue from February 19, 2026 or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date, redemption date or maturity date falls on a day that is not a business day, the required payment will be made on the next succeeding business day, but without any interest on the amount so payable for the period from and after the applicable interest payment date, redemption date or maturity date to the next succeeding business day.

Optional Redemption

We may redeem on any one or more occasions some or all of the Notes before they mature. Prior to November 28, 2035 (three months prior to their maturity date) (the “Par Call Date”), we may redeem the Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and

(2)	100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, we may at our option redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM or any successor designation or publication is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding the redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

We will give you notice of any optional redemption at your address, as shown in our security register, at least 15 days but not more than 60 days before the redemption date. The notice of redemption will specify, among other items, the redemption price and the principal amount of the Notes held by such holder to be redeemed.

If we redeem less than all of the Notes at any time, we will notify the trustee at least 45 days prior to the redemption date (or such shorter period as is satisfactory to the trustee) of the aggregate principal amount of the Notes to be redeemed and their redemption date. The trustee will select the Notes to be redeemed in such manner as it deems fair and appropriate. We will not redeem Notes in increments of less than $2,000 or other than in integral multiples of $1,000 in excess thereof.

On and after the redemption date, the Notes or portion of them called for redemption will cease accruing interest unless we fail to give notice as provided in the Indenture or default in the payment of the applicable redemption price.

Events of Default, Notice and Waiver

The Indenture provides that the following events are “Events of Default” with respect to the Notes:

1.	default for 30 days in the payment of any installment of interest and other amounts payable (other than principal) on any Note when due and payable;

2.	default in the payment of the principal of any Note when due and payable;

3.	default in the performance, or breach, of any of our covenants contained in the Indenture that continues for 60 days after written notice as provided in the Indenture;

4.

default under any bond, debenture, note, mortgage, indenture or instrument with an aggregate principal amount outstanding of at least $50,000,000, which default has resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged or such acceleration having been rescinded or annulled within a period of 30 days after written notice to us as provided in the Indenture; provided, however, that such a default on indebtedness which constitutes tax-exempt financing having an aggregate principal amount outstanding not exceeding $25,000,000 that results solely from a failure of an entity providing credit support for such indebtedness to honor a demand for payment on a letter of credit shall not constitute an Event of Default; or

5.	certain events of bankruptcy, insolvency or reorganization or appointment of a receiver, liquidator or trustee.

See “Description of Debt Securities—Events of Default, Notice and Waiver” in the accompanying prospectus for a description of rights, remedies and other matters relating to Events of Default.

Discharge, Defeasance and Covenant Defeasance

The provisions of Article 14 of the Indenture relating to defeasance and covenant defeasance, which are described in the accompanying prospectus, will apply to the Notes.

Book Entry System

The Notes will be issued in the form of one or more fully registered global securities (“Global Securities”) that will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), and registered in the name of DTC’s partnership nominee, Cede & Co. Except under the circumstance described below, the Notes will not be issuable in definitive form. Unless and until it is exchanged in whole or in part for the individual notes it represents, a Global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depository or any nominee of such successor.

Investors may elect to hold their interest in the Global Securities through either DTC, Clearstream Banking S.A. (“Clearstream”) or Euroclear Bank SA/NV (“Euroclear”) if they are participants in these systems, or indirectly through organizations which are participants in these systems. Clearstream and Euroclear will hold interests on behalf of their participants though customers’ securities accounts in Clearstream and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear.

DTC has advised us of the following information regarding DTC: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its participants are on file with the SEC.

Purchases of Global Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Global Securities on DTC’s records. The ownership interest of each actual purchaser of each Global Security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Global Securities, except in the event that use of the book-entry system for the Global Securities is discontinued.

To facilitate subsequent transfers, all Global Securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Global Securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Global Securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Global Securities unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Global Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). Principal and interest payments on the Global Securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the Trustee, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as requested by an authorized representative of DTC) is our responsibility or that of the Trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

If less than all of the Global Securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such Global Securities to be redeemed.

DTC may discontinue providing its services as depository with respect to the Global Securities at any time by giving reasonable notice to us or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Global Security certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Global Security certificates will be printed and delivered to DTC.

Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear. Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters or other affiliates. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the Notes sold outside of the United States and cross-market transfers of the Notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided above in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

The information in this section concerning DTC, Clearstream and Euroclear and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Same-Day Settlement and Payment

The underwriters will settle the Notes in immediately available funds. We will make all payments of principal and interest in respect of the Notes in immediately available funds.

The Notes will trade in DTC’s Same-Day Funds Settlement System until maturity or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds.

SUPPLEMENTAL FEDERAL INCOME TAX CONSIDERATIONS

AND CONSEQUENCES OF YOUR INVESTMENT

The following discussion supplements the discussion contained under the heading “Federal Income Tax Considerations and Consequences of Your Investment” in the accompanying prospectus and supersedes such discussion to the extent inconsistent with such discussion.

Because the following discussion is a summary which, in conjunction with the discussion contained under the heading “Federal Income Tax Considerations and Consequences of Your Investment” in the accompanying prospectus, is intended to address only material federal income tax consequences relating to an investment in the securities, it may not contain all of the information which may be important to you. You should consult your own tax advisor for a full understanding of the tax consequences of the purchase, holding and sale of the securities. You should also consult your tax advisor to determine the effect of any potential changes in applicable tax laws. The Internal Revenue Code of 1986 (the “Code”) provisions governing the federal income tax treatment of REITs are highly technical and complex, and the following discussion is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. The following discussion is based upon current law and on representations from us concerning our compliance with the requirements for qualification as a REIT.

Enactment of the One Big Beautiful Bill Act

On July 4, 2025, legislation commonly referred to as the One Big Beautiful Bill Act (the “OBBBA”) was enacted into law. Among other changes, the OBBBA permanently extended most of the individual and business tax cuts from the 2017 Tax Cuts and Jobs Act which were set to expire in 2025 and included a number of changes to the Code which affect the U.S. federal income tax laws applicable to REITs and their security holders. The most significant of those changes are described below. The individual and collective impact of the changes made by the OBBBA on REITs and their security holders are uncertain and may not become evident for some period of time. Prospective investors should consult their tax advisors regarding the implications of the OBBBA on their investment.

REIT Asset Tests. The OBBBA increases the ownership limit applicable to taxable REIT subsidiaries for taxable years beginning after December 31, 2025. For taxable years beginning after December 31, 2017 and before January 1, 2026, not more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries. For taxable years beginning after December 31, 2025, not more than 25% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries, restoring the threshold that applied prior to 2018.

Pass-Through Business Income Tax Rate Lowered through Deduction. The OBBBA permanently extends the provisions allowing individuals and some trusts and estates to deduct up to 20% of “qualified REIT dividends,” which are REIT dividends other than capital gain dividends, dividends designated as eligible for capital gain tax rates and certain other income items discussed under “Federal Income Tax Considerations and Consequences of Your Investment—Taxation of Capital Shares—U.S. Holders—Distributions Generally” in the accompanying prospectus.

Limitations on Interest Deductibility. The OBBBA eases the limitation on the deduction for net interest expense by modifying the definition of “adjusted taxable income,” which is one of the limitations on the deduction. For taxable years beginning after December 31, 2024, adjusted taxable income will again be calculated before any deductions for depreciation, amortization and depletion.

Permanent Extension of Individual Income Tax Changes. The OBBBA permanently extends the individual income tax changes in the Tax Cuts and Jobs Act discussed under “Federal Income Tax Considerations and Consequences of Your Investment—Future Changes in U.S. Federal Income Tax Rules” in the accompanying prospectus.

UNDERWRITING

Subject to the terms and conditions of the Underwriting Agreement, dated February 17, 2026, we have agreed to sell to each of the underwriters named below, severally, for whom BofA Securities, Inc., J.P. Morgan Securities LLC, PNC Capital Markets LLC and U.S. Bancorp Investments, Inc. are acting as representatives, and each of the underwriters has severally and not jointly agreed to purchase, the principal amount of the Notes set forth opposite its name below:

Underwriters	Principal Amount of the Notes
BofA Securities, Inc.	$67,500,000
J.P. Morgan Securities LLC	67,500,000
PNC Capital Markets LLC	67,500,000
U.S. Bancorp Investments, Inc.	67,500,000
Truist Securities, Inc.	42,000,000
Wells Fargo Securities, LLC	42,000,000
Regions Securities LLC	36,000,000
BMO Capital Markets Corp.	30,000,000
BNP Paribas Securities Corp.	30,000,000
Deutsche Bank Securities Inc.	30,000,000
Mizuho Securities USA LLC	30,000,000
Scotia Capital (USA) Inc.	30,000,000
TD Securities (USA) LLC	30,000,000
M&T Securities, Inc.	18,000,000
Samuel A. Ramirez & Company, Inc.	12,000,000

Total	$600,000,000

The Underwriting Agreement provides that the obligations of the several underwriters to purchase the Notes offered hereby are subject to certain conditions. Under the terms and conditions of the Underwriting Agreement, if the underwriters take any of the Notes, then they are obligated to take and pay for all of the Notes.

The underwriters initially propose to offer part of the Notes directly to the public at the public offering price set forth on the cover page and may offer part to certain dealers at a price that represents concessions not in excess of 0.40% of the principal amount of the Notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.25% of the principal amount of the Notes to certain other dealers. After the initial offering of the Notes, the underwriters may, from time to time, vary the offering price and other selling terms.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of such liabilities.

The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the Notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or that an active public trading market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

In connection with the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may overallot in connection with the offering of the Notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, Notes in the open market to cover syndicate short positions or to stabilize the price of the Notes. Finally, the underwriters may reclaim selling concessions allowed for distributing the Notes in the offering, if the syndicate repurchases previously distributed Notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the Notes. The underwriters are not required to engage in any of these activities, and may end any of these activities at any time without notice.

We expect that the delivery of the Notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the second business day following the date of this prospectus supplement. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes before the business day prior to the closing date specified on the cover page of this prospectus supplement will be required, by virtue of the fact that the Notes initially will settle on a delayed basis, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors with respect to these matters.

Expenses associated with this offering (not including the underwriting discount) are estimated to be $1,700,000 and will be payable by us.

Conflicts of Interest

U.S. Bank Trust Company, National Association, an affiliate of U.S. Bancorp Investments, Inc., one of the underwriters of this offering, is serving as the trustee under the indenture. U.S. Bank Trust Company, National Association also serves as the issuing and paying agent for our commercial paper program. BofA Securities, Inc. serves as commercial paper dealer and placement agent for our commercial paper program. Certain of the underwriters of this offering or their affiliates are lenders under our unsecured revolving credit facility and/or may be holders of our commercial paper notes. Such underwriters or affiliates will, therefore, receive a portion of the net proceeds of this offering through any repayment of the borrowings on our unsecured revolving credit facility or of our commercial paper program. Upon such application, it is possible that more than 5% of the proceeds of this offering (not including underwriting discounts) may be received by an underwriter or its affiliates. Nonetheless, in accordance with the Financial Industry Regulatory Authority Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering because we, as the issuer of the securities in this offering, are a REIT.

Associated Investment Services, Inc. (AIS), a Financial Industry Regulatory Authority member, an indirect, wholly owned subsidiary of Associated Banc-Corp, is being paid a referral fee by Samuel A. Ramirez & Company, Inc.

Other Relationships

In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates for which they have received, and may in the future receive, customary fees.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129, as amended (the “Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (each, an “EEA Qualified Investor”). Accordingly, any person making or intending to make an offer in any Member State of the EEA of Notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to EEA Qualified Investors. Neither Camden Property Trust nor the underwriters have authorized, nor do they authorize, the making of any offer of Notes in the EEA other than to EEA Qualified Investors.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, (a) a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not an EEA Qualified Investor; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of Notes in the United Kingdom will only be made to a legal entity which is a qualified investor as defined in paragraph 15 of Schedule 1 to the United Kingdom’s Public Offers and Admissions to Trading Regulations 2024 (each, a “UK Qualified Investor”). Accordingly, any person making or intending to make an offer in the United Kingdom of Notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to UK Qualified Investors. Neither Camden Property Trust nor the underwriters have authorized, nor do they authorize, the making of any offer of Notes in the United Kingdom other than to UK Qualified Investors.

PROHIBITION OF SALES TO UNITED KINGDOM RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, (a) a “retail investor” means a person who is neither: (i) a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom; nor (ii) a UK Qualified Investor; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to buy or subscribe for the Notes. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the United Kingdom (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, this prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are other persons to whom it may otherwise lawfully be communicated or distributed under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This prospectus supplement, the accompanying prospectus, any related free writing prospectus and any such other documents and/or materials are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any such other documents and/or materials relates will be engaged in only with relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any other documents and/or materials relating to the issue of the Notes offered hereby or any of their contents.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.

Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment hereto or thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The Notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made under the SFO; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the laws of Hong Kong) (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O. No advertisement, invitation or document relating to the Notes has been or will be issued or has been or will be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

Japan

The Notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”) on the basis that the solicitation for subscription of the notes falls within the definition of “solicitation to qualified institutional investors” as defined in Article 2, paragraph 3, item 2 (I) of the FIEA and Article 10 of the Ministerial Ordinance Concerning Definitions. Such solicitation shall be subject to the condition that qualified institutional investors (as defined under the FIEA, “QIIs”) who desire to acquire the notes shall be made aware that they shall not transfer the notes to anyone other than to other QIIs. Any QII who acquires the Notes shall be deemed to have agreed to such transfer restriction.

Accordingly, the Notes will not be offered or sold, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to, or for the account or benefit of, others for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except in a private placement to QIIs as described above pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

Each underwriter has acknowledged that this prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented, warranted and agreed that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Singapore’s Securities and Futures Act Product Classification

Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, Camden Property Trust has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the Notes. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and the information we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the document listed below and any future filings made with the SEC (File No. 1-12110) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2025.

You may request a copy of these filings at no cost by writing or telephoning Investor Relations at the following address and telephone number:

Camden Property Trust

2800 Post Oak Boulevard, Suite 2700

Houston, Texas 77056

(713) 354-2500

LEGAL MATTERS

Certain legal matters will be passed upon for us by Dentons US LLP, Dallas, Texas, as our securities and tax counsel. Sidley Austin LLP, New York, New York, will act as counsel to the underwriters in the offering.

EXPERTS

The financial statements of Camden Property Trust as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, incorporated by reference in this Prospectus Supplement, and the effectiveness of Camden Property Trust’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

PROSPECTUS

Camden Property Trust

Common Shares, Preferred Shares, Debt Securities and Warrants

We may offer and sell from time to time common shares, preferred shares, debt securities and warrants. The preferred shares or warrants may be convertible into or exercisable or exchangeable for common or preferred shares or other of our securities. Our common shares are listed on the New York Stock Exchange and trade under the symbol “CPT.”

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. In addition, selling securityholders may sell these securities, from time to time, on terms described in the applicable prospectus supplement.

This prospectus describes some of the general terms which may apply to the securities we may offer and sell from time to time. Prospectus supplements will be filed and other offering material may be provided at later dates which will contain specific terms of each issuance of securities.

None of the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities nor passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus and applicable prospectus supplement may be used either in the initial sale of the securities or in resales by selling securityholders.

The date of this prospectus is May 12, 2023.

i

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are also available to the public at the SEC’s website at www.sec.gov and on our website at www.camdenliving.com. The information on our website is not a part of this prospectus.

This prospectus is only part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act of 1933 and therefore omits some of the information contained in the registration statement. We have also filed exhibits and schedules to the registration statement which are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect or obtain a copy of the registration statement, including the exhibits and schedules, as described in the previous paragraph.

The SEC allows us to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and the information we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings made with the SEC (File No. 1-12110) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until this offering is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2022;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2023;

•	Current Reports on Form 8-K dated February 24, 2023 and April 27, 2023; and

•

the description of our common shares contained in our Registration Statement on Form 8-A filed with the SEC on June 21, 1993, as updated by Exhibit 4.14 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as amended by Amendment No. 1 on Form 10-K/A filed on March 6, 2020.

You may request a copy of these filings at no cost by writing or telephoning Investor Relations at the following address and telephone number:

Camden Property Trust

11 Greenway Plaza, Suite 2400

Houston, Texas 77046

(713) 354-2500

You should rely only on the information incorporated by reference or provided in this prospectus or in the any supplement. We have not authorized anyone else to provide you with different information. You should not assume the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

THE COMPANY

Camden Property Trust is a real estate investment trust (“REIT”) primarily engaged in the ownership, management, development, redevelopment, acquisition and construction of multifamily apartment communities. As of March 31, 2023, we owned interests in, operated, or were developing 178 multifamily properties comprised of 60,652 apartment homes across the United States. Of the 178 properties, six properties were under construction as of March 31, 2023, and when completed will consist of a total of 1,950 apartment homes. We also own land holdings which we may develop into multifamily apartment communities in the future.

Our executive offices are located at 11 Greenway Plaza, Suite 2400, Houston, Texas 77046, and our telephone number is (713) 354-2500.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

We have made statements in this prospectus and any supplement which are “forward-looking” in that they do not discuss historical fact, but instead note future expectations, projections, intentions or other items relating to the future. These forward-looking statements include those made in the documents incorporated by reference in this prospectus.

Reliance should not be placed on these forward-looking statements because they are subject to known and unknown risks, uncertainties and other factors which may cause our actual results or performance to differ materially from those contemplated by the forward-looking statements. Many of those factors are noted in conjunction with the forward-looking statements in the text.

Factors which may cause our actual results or performance to differ materially from those contemplated by forward-looking statements include, but are not limited to, the following:

•

because of the recent deterioration of the credit and capital markets, we may be unable to obtain debt financing from sources other than our unsecured revolving credit facility on acceptable terms or at all;

•

volatility in capital and credit markets, or other unfavorable changes in economic conditions, either nationally or regionally in one or more of the markets in which we operate, could adversely impact us;

•	short-term leases could expose us to the effects of declining market rents;

•	competition could limit our ability to lease apartments or increase or maintain rental income;

•	we could be negatively impacted by the risks associated with land holdings and related activities;

•	development, repositions, redevelopment and construction risks could impact our profitability;

•	our acquisition strategy may not produce the cash flows expected;

•	changes in rent control or rent stabilization laws and regulations could adversely affect our operations and property values;

•	failure to qualify as a REIT could have adverse consequences;

•	tax laws may continue to change at any time and any such legislative or other actions could have a negative effect on us;

•	a cybersecurity incident and other technology disruptions could negatively impact our business;

•	we have significant debt, which could have adverse consequences;

•	insufficient cash flows could limit our ability to make required payments for debt obligations or pay distributions to shareholders;

•	issuances of additional debt may adversely impact our financial condition;

•	we may be unable to renew, repay, or refinance our outstanding debt;

•

rising interest rates could both increase our borrowing costs, thereby adversely affecting our cash flows and the amounts available for distribution to our shareholders, and decrease our share price, if investors seek higher yields through other investments;

•	failure to maintain our current credit ratings could adversely affect our cost of funds, related margins, liquidity, and access to capital markets;

•	share ownership limits and our ability to issue additional equity securities may prevent takeovers beneficial to shareholders;

•	the form, timing and amount of dividend distributions in future periods may vary and be impacted by economic and other considerations;

•	environmental, social and governance factors may impose additional costs and/or expose us to new risks;

•	litigation risks could affect our business;

•	a pandemic and measures intended to prevent its spread could negatively impact our business;

•	damage from catastrophic weather and other natural events could result in losses;

•	competition could adversely affect our ability to acquire properties; and

•	we could be adversely impacted due to our share price fluctuations.

These forward-looking statements represent our estimates and assumptions as of the date of this prospectus, and we assume no obligation to update or supplement forward-looking statements because of subsequent events.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes. Those purposes include the repayment or refinancing of debt, property acquisitions and development in the ordinary course of business, working capital, investment in financing transactions and capital expenditures.

We will describe in the supplement any proposed use of proceeds other than for general corporate purposes.

DESCRIPTION OF CAPITAL SHARES

Our declaration of trust provides we may issue up to 185,000,000 shares of beneficial interest, consisting of 175,000,000 common shares and 10,000,000 preferred shares. On May 8, 2023, 106,762,091 common shares were outstanding, net of treasury shares and shares held in our deferred compensation arrangements, and no preferred shares were outstanding.

Common Shares

Holders of common shares are entitled to one vote per share. There is no cumulative voting in the election of trust managers. The board may declare dividends on common shares in its discretion if funds are legally available for those purposes. On liquidation, common shareholders are entitled to receive pro rata any of our remaining assets, after we satisfy or provide for the satisfaction of all liabilities and obligations on our preferred shares, if any. Common shareholders do not have preemptive rights to subscribe for or purchase any of our capital shares or any other of our securities, except as may be granted by the board.

Preferred Shares

Under our declaration of trust, the board is authorized, without shareholder approval, to issue preferred shares in one or more series, with the designations, powers, preferences, rights, qualifications, limitations and restrictions as the board determines. Thus, the board, without shareholder approval, could authorize the issuance of preferred shares with voting, conversion and other rights which could adversely affect the voting power and other rights of common shareholders or could make it more difficult for another company to enter into a business combination with us.

Restrictions on Ownership

In order for us to qualify as a REIT under the Internal Revenue Code of 1986 (the “Code”), not more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals or entities during the last half of a taxable year. In addition, our capital shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year.

Because our board believes it is essential for us to continue to qualify as a REIT, our declaration of trust provides, in general, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of our total outstanding capital shares. Any transfer of shares will not be valid if it would:

•	create a direct or indirect ownership of shares in excess of 9.8% of our total outstanding capital shares;

•	result in shares being owned by fewer than 100 persons;

•	result in our being “closely held” within the meaning of Section 856(h) of the Code; or

•	result in our disqualification as a REIT.

If any person owns or is deemed to own more than 9.8% of our total outstanding capital shares, the shares exceeding this ownership limit will automatically be deemed to be transferred to us acting as trustee of a trust for the exclusive benefit of the transferees to whom these shares may ultimately be transferred without violating the 9.8% ownership limit. We refer below to the person that would have owned the shares if they had not been transferred to the trust as the “purported transferee.” While in trust, these shares will not be entitled to participate in dividends or other distributions and, except as required by law, will not be entitled to vote. We will have the right, for a period of 90 days during the time any securities are held by us in trust, to purchase all or any portion of these securities from the purported transferee at the lesser of the price paid for the shares by the purported transferee and the market price of the shares on the date we exercise our option to purchase. All certificates representing capital shares will bear a legend referring to the restrictions described above.

These restrictions on ownership may have the effect of precluding acquisition of control unless the board and shareholders determine that maintenance of REIT status is no longer in our best interests.

Shareholder Liability

Our declaration of trust provides that no shareholder will be personally or individually liable in any manner whatsoever for any debt, act, omission or obligation incurred by us or our board. A shareholder will be under no obligation to us or to our creditors with respect to such shares, other than the obligation to pay to us the full amount of the consideration for which such shares were issued or to be issued. By statute, the State of Texas provides limited liability for shareholders of a REIT organized under the Texas Business Organizations Code.

Transfer Agent and Registrar

American Stock Transfer  & Trust Company or its successor is the transfer agent and registrar for our common shares.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred shares or common shares. We may issue warrants independently or together with debt securities, preferred shares or common shares or attached to or separate from the offered securities. We will issue each series of warrants under a separate warrant agreement between us and a bank or trust company as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not act for or on behalf of warrant holders.

This summary of some of the provisions of the warrants is not complete. You should refer to the provisions of the warrant agreement which will be filed with the SEC as part of the offering of any warrants. To obtain a copy of this document, see “Where You Can Find More Information” on page 1.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be issued under an indenture between us and U.S. Bank Corporate Trust Services, as successor to SunTrust Bank, as trustee, as amended or supplemented from time to time.

The following summary of some of the provisions of the indenture is not complete. You should look at the indenture, as amended or supplemented from time to time, which is filed as an exhibit to the registration statement of which this prospectus is a part. To obtain a copy of the indenture or other documents we file with the SEC, see “Where You Can Find More Information” on page 1.

General

The debt securities will be direct, unsecured and unsubordinated obligations and will rank equally with all other of our unsecured and unsubordinated indebtedness. The indenture does not limit the amount of debt securities we can offer under it.

We may issue additional debt securities without your consent. We may issue debt securities in one or more series. We are not required to issue all debt securities of one series at the same time. Also, unless otherwise provided, we may open a series without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series.

The supplement will address the following terms of the debt securities:

•	their title;

•	any limits on the principal amounts to be issued;

•	the dates on which the principal is payable;

•	the rates, which may be fixed or variable, at which they will bear interest, or the method for determining rates;

•	the dates from which the interest will accrue and be payable, or the method of determining those dates, and any record dates for the payments due;

•	any provisions for redemption, conversion or exchange, at our option or otherwise, including the periods, prices and terms of redemption or conversion;

•	any sinking fund or similar provisions, whether mandatory or at the holder’s option, along with the periods, prices and terms of redemption, purchase or repayment;

•	the amount or percentage payable if we accelerate their maturity, if other than the principal amount;

•	any changes to the events of default or covenants set forth in the indenture;

•	the terms of subordination, if any;

•	whether the series may be reopened; and

•	any other terms consistent with the indenture.

We may authorize and determine the terms of a series of debt securities by resolution of our board of trust managers or one of its committees or through a supplemental indenture.

Form of Debt Securities

Unless the supplement otherwise provides, the debt securities will be issued in registered form. We will issue debt securities only in denominations of $2,000 and integral multiples of $1,000.

Unless the supplement otherwise provides, we will issue debt securities as one or more global securities. This means we will not issue certificates to each holder. We generally will issue global securities in the total principal amount of the debt securities in a series. Debt securities in global form will be deposited with or on behalf of a depositary. Debt securities in global form may not be transferred except as a whole among the depositary, a nominee of or a successor to the depositary and any nominee of such successor. Unless otherwise identified in the supplement, the depositary will be The Depository Trust Company (“DTC”), and registered in the name of DTC’s partnership nominee, Cede & Co.

We may determine not to use global securities for any series. In such event, we will issue debt securities in certificated form.

The laws of some jurisdictions require some purchasers of securities take physical delivery of securities in certificated form. Those laws and some conditions on transfer of global securities may impair the ability to transfer interests in global securities.

Ownership of Global Securities

So long as the depositary or its nominee is the registered owner of a global security, this entity will be the sole holder of the debt securities represented by such instrument. Both we and the trustee are only required to treat the depositary or its nominee as the legal owner of those securities for all purposes under the indenture.

Unless otherwise specified in this prospectus or the supplement, no actual purchaser of debt securities represented by a global security will be entitled to receive physical delivery of certificated securities or will be considered the holder of those securities for any purpose under the indenture. In addition, no actual purchaser will be able to transfer or exchange global securities unless otherwise specified in this prospectus or the supplement. As a result, each actual purchaser must rely on the procedures of the depositary to exercise any rights of a holder under the indenture. Also, if an actual purchaser is not a participant in the depositary, the actual purchaser must rely on the procedures of the participant through which it owns its interest in the global security.

Transfer or Exchange of Debt Securities

You may transfer or exchange debt securities other than global securities without service charge at the corporate trust office of the trustee. You may also surrender debt securities other than global securities for conversion or registration of transfer without service charge at the corporate trust office of the trustee. You must execute a proper form of transfer and pay any taxes or other governmental charges resulting from this action.

Transfer Agent

If we designate a transfer agent in addition to the trustee in a supplement, we may at any time rescind this designation or approve a change in the location through which the transfer agent acts. We will, however, be required to maintain a transfer agent in each place of payment for a series of debt securities. We may at any time designate additional transfer agents for a series of debt securities.

Limitations on Incurrence of Indebtedness

Under the indenture, we may not, and may not permit any of our Subsidiaries (as defined below) to, incur any Debt (as defined below) if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all of our and our Subsidiaries’ outstanding Debt on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of (without duplication):

1. our and our Subsidiaries’ Total Assets (as defined below) as of the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, with the trustee) prior to the incurrence of such additional Debt; and

2. the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by us or any of our Subsidiaries since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

In addition, we may not, and may not permit any of our Subsidiaries to, incur any Debt secured by any Encumbrance (as defined below) upon any of our or our Subsidiaries’ property if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all of our and our Subsidiaries’ outstanding Debt on a consolidated basis which is secured by any Encumbrance on our or any of our Subsidiaries’ property is greater than 40% of the sum of (without duplication):

1. our and our Subsidiaries’ Total Assets as of the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, with the trustee) prior to the incurrence of such additional Debt; and

2. the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by us or any of our Subsidiaries since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

Also, neither we nor our Subsidiaries may at any time own Total Unencumbered Assets (as defined below) equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Debt (as defined below) on a consolidated basis.

Furthermore, we may not, and may not permit any of our Subsidiaries to, incur any Debt if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred will have been less than 1.5:1, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the following assumptions:

1. such Debt and any other Debt we or any of our Subsidiaries incur since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had been incurred at the beginning of such period;

2. the repayment or retirement of any other of our and our Subsidiaries’ Debt since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except, in making such computation, the amount of Debt under any revolving credit facility will be computed based upon the average daily balance of such Debt during such period);

3. in the case of Acquired Debt (as defined below) or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and

4. if we or any of our Subsidiaries acquire or dispose of any asset or group of assets since the first day of such four-quarter period, whether by merger, share purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

“Acquired Debt” means Debt of a person:

1. existing at the time such person becomes a Subsidiary; or

2. assumed in connection with the acquisition of assets from such person or entity,

in each case, other than Debt incurred in connection with, or in contemplation of, such person becoming a Subsidiary or such acquisition. Acquired Debt will be deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a Subsidiary.

“Annual Service Charge” as of any date means the maximum amount which is payable in any period for interest on, and original issue discount of, our and our Subsidiaries’ Debt and the amount of dividends which are payable in respect of any Disqualified Shares (as defined below).

“Consolidated Income Available for Debt Service” for any period means our and our Subsidiaries’ Earnings from Operations (as defined below) plus amounts deducted, and minus amounts added, for the following (without duplication):

1. our and our Subsidiaries’ interest on Debt;

2. our and our Subsidiaries’ provision for taxes based on income;

3. amortization of debt discount and deferred financing costs;

4. provisions for gains and losses on properties and property depreciation and amortization;

5. the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period; and

6. amortization of deferred charges.

“Debt” means, without duplication, any of our and our Subsidiaries’ indebtedness, whether or not contingent, in respect of:

1. borrowed money or evidenced by bonds, notes, debentures or similar instruments;

2. indebtedness for borrowed money secured by any Encumbrance existing on our or any of our Subsidiaries’ property;

3. the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued (other than letters of credit issued to provide credit enhancement or support with respect to other of our or any of our Subsidiaries’ indebtedness otherwise reflected as Debt under this definition) or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance constituting an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement;

4. the principal amount of all of our and our Subsidiaries’ obligations with respect to redemption, repayment or other repurchase of any Disqualified Shares; or

5. any lease of property in which we or any of our Subsidiaries is a lessee which is reflected on our consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles, to the extent, in the case of items of indebtedness under (1) through (3) above, any such items (other than letters of credit) would appear as a liability on our consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any of our or our Subsidiaries’ obligations to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of a person other than us or any of our Subsidiaries (it being understood we will be deemed to incur Debt whenever we or any of our Subsidiaries creates, assumes, guarantees or otherwise becomes liable in respect thereof).

“Disqualified Shares” means, with respect to any person, any capital shares of such person which by the terms of such capital shares (or by the terms of any security into which they are convertible or for which they are exchangeable or exercisable), upon the happening of any event or otherwise:

1. mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than capital shares which are redeemable solely in exchange for common shares);

2. are convertible into or exchangeable or exercisable for Debt or Disqualified Shares; or

3. are redeemable at the option of the holder thereof, in whole or in part (other than capital shares which are redeemable solely in exchange for common shares),

in each case on or prior to the stated maturity of the debt securities.

“Earnings from Operations” for any period means net earnings excluding gains and losses on sales of investments, as reflected in our consolidated financial statements for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

“Encumbrance” means any mortgage, lien, charge, pledge or security interest of any kind.

“Subsidiary” means any corporation or other entity of which we directly, or indirectly through one or more of our Subsidiaries, own a majority of the voting power of the voting equity securities or the outstanding equity interests. For the purposes of this definition, “voting equity securities” means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

“Total Assets” as of any date means the sum of:

1. the Undepreciated Real Estate Assets; and

2. all of our and our Subsidiaries’ other assets determined in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles).

“Total Unencumbered Assets” means the sum of

1. those Undepreciated Real Estate Assets not subject to an Encumbrance; and

2. all of our and our Subsidiaries’ other assets not subject to an Encumbrance determined in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles);

provided, however, that all investments by us and our Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included.

“Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of our and our Subsidiaries’ real estate assets on such date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles.

“Unsecured Debt” means Debt not secured by any Encumbrance upon any of our or our Subsidiaries’ properties.

See “—Covenants” for a description of additional covenants applicable to us.

Covenants

The following is a summary of some of the covenants we have made in the indenture.

Existence. Except in connection with permitted mergers, consolidations or sales of assets, we agreed to do or cause to be done all things necessary to preserve and keep our corporate existence, rights and franchises in full force and effect. We are not, however, required to preserve any right or franchise if we determine its preservation is no longer desirable in the conduct of our business and the loss is not disadvantageous in any material respect to the holders of debt securities.

Maintenance of Properties. We agreed to maintain and keep in good condition all of our material properties used or useful in the conduct of our business. This does not, however, preclude us from disposing of our properties in the ordinary course of business.

Insurance. We agreed to maintain with insurers of recognized responsibility insurance concerning our properties against such casualties and contingencies and of such types and in such amounts as is customary for the same or similar businesses.

Payment of Taxes and Other Claims. We agreed to pay or discharge before they become delinquent all taxes and other governmental charges levied or imposed on us and all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property. We are not, however, required to pay or discharge any such charge whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Provision of Financial Information. We agreed, whether or not we are subject to Section 13 or 15(d) of the Exchange Act, to prepare the annual reports, quarterly reports and other documents we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act within 15 days of each of the respective required filing dates and to:

•	transmit by mail to all holders of debt securities, as their names and addresses appear in the security register, copies of such annual reports, quarterly reports and other documents;

•	file with the trustee copies of such annual reports, quarterly reports and other documents; and

•	promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder.

Merger, Consolidation and Sale

Under the indenture, we may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity, provided:

1.	either we are the continuing entity, or the successor entity expressly assumes the debt securities and all of our obligations relating to the debt securities;

2.

immediately after giving effect to such transaction and treating any indebtedness which becomes our obligation as a result thereof as having been incurred by us at the time of such transaction, no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become such an event of default, has occurred and is continuing; and

3.	an officers’ certificate and legal opinion covering such conditions is delivered to the trustee.

Events of Default, Notice and Waiver

The indenture provides the following events are “Events of Default” with respect to any series of debt securities:

1.	default for 30 days in the payment of any installment of interest and other amounts payable (other than principal) on any debt securities of such series when due and payable;

2.	default in the payment of the principal or premium, if any, of any debt securities of such series when due and payable;

3.

default in the performance, or breach, of any of our covenants contained in the indenture, other than a covenant added to the indenture solely for the benefit of a series of debt securities other than such series, which continues for 60 days after written notice as provided in the indenture;

4.

default under any other bond, debenture, note, mortgage, indenture or instrument with an aggregate principal amount outstanding of at least $50,000,000, which default has resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged or such acceleration having been rescinded or annulled within a period of 30 days after written notice to us as provided in the indenture; provided, however, that such a default on indebtedness which constitutes tax-exempt financing having an aggregate principal amount outstanding not exceeding $25,000,000 that results solely from a failure of an entity providing credit support for such indebtedness to honor a demand for payment on a letter of credit shall not constitute an Event of Default;

5.

the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against us in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days; or

6.	certain events of bankruptcy, insolvency or reorganization or appointment of a receiver, liquidator or trustee.

If an event of default occurs and continues, the trustee and the holders of not less than 25% in principal amount of the series may declare the principal amount of all of the debt securities of such series to be immediately due and payable.

The rights of holders of a series to commence an action for any remedy is subject to a number of conditions, including requiring the holders of 25% in principal amount of such series request the trustee take action and offer a reasonable indemnity to the trustee against its liabilities incurred in doing so. This provision will not, however, prevent any holder from instituting suit for the enforcement of payment.

Subject to provisions in the indenture relating to the trustee’s duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder unless the holder has offered to the trustee reasonable security or indemnity. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, may involve the trustee in personal liability or may be unduly prejudicial to holders.

Modification of the Indenture

We must obtain the consent of holders of at least a majority in principal amount of all outstanding debt securities affected by a change to the indenture. The consent of holders of at least a majority in principal amount of each series of outstanding debt securities is required to waive compliance by us with some of the covenants in the indenture. We must obtain the consent of each holder affected by a change to extend the maturity; reduce the principal, redemption premium or interest rate; change the place of payment, or the coin or currency, for payment; limit the right to sue for payment; reduce the level of consents needed to approve a change to the indenture; or modify any of the foregoing provisions or any of the provisions relating to the waiver of some past defaults or covenants, except to increase the required level of consents needed to approve a change to the indenture.

Defeasance

We may defease the debt securities of a series, which means we would satisfy our duties under such series before maturity. We may do so by depositing with the trustee, in trust for the benefit of the holders, sufficient funds to pay the entire indebtedness on that series, including principal, premium, if any, and interest. Some other conditions must be met before we may do so. We must also deliver an opinion of counsel to the effect that the holders of such series will have no federal income tax consequences as a result of such deposit.

Conversion

Debt securities may be convertible into or exchangeable for common shares, preferred shares or debt securities of another series. The supplement will describe the terms of any conversion rights. To protect our status as a REIT, debt securities are not convertible if, as a result of a conversion, any person would then be deemed to own, directly or indirectly, more than 9.8% of our capital shares.

Subordination

The terms and conditions of any subordination of subordinated debt securities to other of our indebtedness will be described in the supplement. The terms will include a description of the indebtedness ranking senior to the subordinated debt securities, the restrictions on payments to the holders of subordinated debt securities while a default exists with respect to senior indebtedness, any restrictions on payments to the holders of the subordinated debt securities following an event of default and provisions requiring holders of the subordinated debt securities to remit payments to holders of senior indebtedness.

Because of the subordination, if we become insolvent, holders of subordinated debt securities may recover less, ratably, than other of our creditors, including holders of senior indebtedness.

PLAN OF DISTRIBUTION

We may offer securities directly or through underwriters, dealers or agents. The supplement will identify those underwriters, dealers or agents and will describe the plan of distribution, including commissions to be paid. If we do not name a firm in the supplement, the firm may not directly or indirectly participate in any underwriting of those securities, although it may participate in the distribution of securities under circumstances entitling it to a dealer’s allowance or agent’s commission.

An underwriting agreement will entitle the underwriters to indemnification against specified civil liabilities under the federal securities laws and other laws. The underwriters’ obligations to purchase securities will be subject to specified conditions and generally will require them to purchase all of the securities if any are purchased.

Unless otherwise noted in the supplement, the securities will be offered by the underwriters, if any, when, as and if issued by us, delivered to and accepted by the underwriters and subject to their right to reject orders in whole or in part.

We may sell securities to dealers, as principals. Those dealers then may resell the securities to the public at varying prices set by those dealers from time to time.

We may also offer securities through agents. Agents generally act on a “best efforts” basis during their appointment, meaning they are not obligated to purchase securities.

Dealers and agents may be entitled to indemnification as underwriters by us against some liabilities under the federal securities laws and other laws.

We or the underwriters or the agent may solicit offers by institutions approved by us to purchase securities under contracts providing for further payment. Permitted institutions include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. Certain conditions apply to those purchases.

An underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bidders to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. The underwriters may engage in any activities on any exchange or other market in which the securities may be traded. If commenced, the underwriters may discontinue those activities at any time.

The supplement or pricing supplement, as applicable, will set forth the anticipated delivery date of the securities being sold at such time.

Selling securityholders may use this prospectus in connection with resales of the securities. The applicable prospectus supplement will identify the selling securityholders and the terms of the securities. Selling securityholders may be deemed to be underwriters in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. The selling securityholders will receive all the proceeds from the sale of the securities. We will not receive any proceeds from sales by selling securityholders.

FEDERAL INCOME TAX CONSIDERATIONS AND CONSEQUENCES OF YOUR INVESTMENT

This section summarizes certain U.S. federal income tax issues that you, as a prospective investor, may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you. In addition, this section does not address the tax issues that may be important to certain types of prospective investors that are subject to special treatment under U.S. federal income tax laws, including, without limitation, insurance companies, tax-exempt organizations (except to the extent discussed in “Taxation of Capital Shares—Tax-Exempt Holders,” below), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in “Taxation of Capital Shares—Non-U.S. Holders” and “Taxation of Debt Securities—Non-U.S. Holders,” below).

The following discussion describes certain of the material U.S. federal income tax considerations relating to our taxation as a REIT under the Code, and the ownership and disposition of our capital shares and debt securities.

Because this summary is only intended to address certain of the material U.S. federal income tax considerations relating to the ownership and disposition of our capital shares and debt securities, it may not contain all of the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•

you may be a person that is subject to special tax treatment or special rules under the Code (e.g., regulated investment companies, insurance companies, tax-exempt entities, financial institutions or broker-dealers, expatriates, persons subject to the alternative minimum tax and partnerships, trusts, estates or other pass-through entities) that the discussion below does not address; and

•	the discussion below deals only with shareholders that hold our capital shares and debt securities as a “capital asset,” within the meaning of Section 1221 of the Code.

WE URGE YOU TO CONSULT WITH YOUR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF ACQUIRING, OWNING AND SELLING OF OUR CAPITAL SHARES AND DEBT SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, OWNING AND SELLING SHARES OF OUR CAPITAL SHARES AND DEBT SECURITIES IN YOUR PARTICULAR CIRCUMSTANCES AND POTENTIAL CHANGES IN APPLICABLE LAWS.

The information contained in this section is based on the Code, final, temporary and proposed Treasury Regulations promulgated thereunder, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (including in private letter rulings and other non-binding guidance issued by the Internal Revenue Service), as well as court decisions all as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of current law, or that any such change would not apply retroactively to transactions or events preceding the date of the change. We have not obtained, and do not intend to obtain, any rulings from the Internal Revenue Service concerning the U.S. federal income tax treatment of the matters discussed below. Furthermore, neither the Internal Revenue Service nor any court is bound by any of the statements set forth herein and no assurance can be given that the Internal Revenue Service will not assert any position contrary to statements set forth herein or that a court will not sustain such position.

Federal Income Taxation of the Company

We have elected to be taxed as a REIT under the Code starting with our taxable year ended December 31, 1993. We believe that we have been organized and have operated in a manner that qualifies for taxation as a REIT under the Code. We also believe that we will continue to operate in a manner that will preserve our status as a REIT. We cannot, however, assure you that these requirements will be met in the future.

We have not requested a ruling from the Internal Revenue Service regarding our REIT status. However, we have received an opinion from the law firm of Dentons US LLP to the effect that:

•	we have met the requirements for qualification and taxation as a REIT for each taxable year commencing with the taxable year ended December 31, 1993;

•

our diversity of equity ownership, operations through the date of the opinion and proposed method of operation will allow us to qualify as a REIT for the taxable year ending December 31, 2023 and thereafter; and

•

the discussion regarding “Federal Income Tax Considerations and Consequences of Your Investment” set forth in this section, to the extent that it describes matters of law or legal conclusions, is correct in all material respects.

The opinion is expressed as of its date and Dentons US LLP has no obligation to advise us of any change in applicable law or of any matters stated, represented or assumed, after the date of the opinion.

You should be aware that opinions of counsel are not binding upon the Internal Revenue Service or any court. Our opinion of counsel is based upon factual representations and covenants made by us regarding the past, present and future conduct of our business operations. Furthermore, our opinion of counsel regarding our continued qualification as a REIT is conditioned upon, and our continued qualification as a REIT will depend on, our ability to meet, through actual annual operating results, the various REIT qualification tests under the Code.

In addition, we cannot assure you that new legislation, regulations or administrative interpretations will not change the tax laws with respect to our qualification as a REIT or any other matter discussed herein.

As long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that is currently distributed to shareholders. The REIT provisions of the Code generally allow us to deduct dividends paid to our shareholders. The deduction for dividends paid to shareholders substantially eliminates the federal “double taxation” of earnings generally applicable to corporations. When we use the term “double taxation,” we refer to taxation of corporate income at two levels, taxation at the corporate level when the corporation must pay tax on the income it has earned and taxation again at the shareholder level when the shareholder pays taxes on the distributions it receives from the corporation’s income in the way of dividends. Additionally, a REIT may elect to retain and pay taxes on a designated amount of its net long-term capital gains, in which case the shareholders of the REIT will include their proportionate share of the undistributed long-term capital gains in income and receive a credit or refund for their share of the tax paid by the REIT.

Even if we qualify for taxation as a REIT, we will be subject to federal income tax as follows:

•	We will be taxed at the corporate rate on our undistributed REIT taxable income, including undistributed net capital gain.

•

We will be taxed at the corporate rate on our net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business and other non-qualifying income from foreclosure property. Foreclosure property is, in general, any real property and any personal property incident to real property acquired through foreclosure or deed in lieu of foreclosure.

•

We will be subject to a 100% tax on any net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property.

•

If we fail to satisfy the 75% or the 95% gross income test under the REIT provisions of the Code, but have maintained our qualification as a REIT, we will be subject to a tax equal to (a) the greater of (i) the excess of 95% of our gross income over the amount of our gross income that is qualifying income for purposes of the 95% gross income test or (ii) the excess of 75% of our gross income over the amount of our gross income that is qualifying income for purposes of the 75% gross income test, multiplied by (b) a fraction intended to reflect our profitability.

•

If we fail, in more than a de minimis fashion, to satisfy one or more of the asset tests under the REIT provisions of the Code for any quarter of a taxable year, but nonetheless continue to qualify as a REIT because we qualify under certain relief provisions, we may be required to pay a tax of the greater of (a) $50,000 or (b) a tax computed at the corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset test.

•

If we fail to satisfy one or more of the requirements for REIT qualification under the REIT provisions of the Code (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements.

•

If we fail to distribute during each year at least the sum of (a) 85% of our ordinary income for such year, (b) 95% of our capital gain net income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

•

We will be subject to a 100% penalty tax on some payments we receive (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

•

If (a) we acquire any asset from a C corporation, which is a corporation subject to full corporate level tax, in a carryover-basis transaction, and (b) we subsequently recognize gain on the disposition of this asset during the five-year period beginning on the date on which we acquire the asset, then the excess of the fair market value of the asset as of the beginning of the five-year period over our adjusted basis in the asset at that time will be subject to tax at the corporate rate, under guidelines issued by the Internal Revenue Service. The results described in this paragraph assume that no deemed sale election will be made (or treated to be made) by the C corporation under Treasury Regulations Section 1.337(d)-7, under which the C corporation would be subject to an immediate tax when the asset was acquired.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a shareholder would: (a) include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the shareholder) in its income; (b) be deemed to have paid its proportionate share of the tax we paid on such gain; and (c) be allowed a credit for its proportionate share of the tax deemed to have been paid, with an adjustment made to increase the shareholders’ basis in our shares.

•

We may have subsidiaries or own interests in other lower-tier entities which are C corporations which will elect, jointly with us, to be treated as our taxable REIT subsidiaries, the earnings of which would be subject to U.S. federal corporate income tax.

REIT Qualification

Organizational Requirements. The Code defines a REIT as a corporation, trust or association that meets the following conditions:

1.	it is managed by one or more trustees or directors;

2.	its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest;

3.	it would be taxable as a domestic corporation but for the REIT provisions of the Code;

4.	it is neither a financial institution nor an insurance company;

5.	its beneficial ownership is held by 100 or more persons; and

6.

during the last half of each taxable year, five or fewer individuals do not own, directly or indirectly, more than 50% in value of its outstanding stock, taking into account applicable attribution rules.

In addition, other tests, described below, regarding the nature of income and assets of the REIT also must be satisfied. The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (5) and (6), pension funds and particular other tax-exempt entities are treated as individuals, subject to an exception in the case of condition (6) that looks through the fund or entity to actual participants of the fund or beneficial owners of the entity in determining the number of owners of the outstanding stock.

Our declaration of trust currently includes restrictions regarding transfers of capital shares, which restrictions are intended, among other things, to assist us in continuing to satisfy conditions (5) and (6). In rendering its opinion that we have met the requirements for qualification and taxation as a REIT, Dentons US LLP is relying on our representations that the ownership of our capital shares will satisfy conditions (5) and (6). There can be no assurance, however, that the restrictions in our declaration of trust will, as a matter of law, preclude us from failing to satisfy those conditions or that a transfer in violation of those restrictions would not cause us to fail these conditions.

If a REIT owns a qualified REIT subsidiary, the Code provides that the qualified REIT subsidiary is disregarded for federal income tax purposes. Thus, all assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary are treated as assets, liabilities and these items of the REIT itself. When we use the term “qualified REIT subsidiary,” we mean a corporation, other than a taxable REIT subsidiary, all of the shares of which are held by the REIT. We own, directly or indirectly, 100% of the shares of several corporations which constitute qualified REIT subsidiaries. Thus, all of the assets, liabilities and items of income, deduction and credit of these qualified REIT subsidiaries will be treated as our assets and liabilities and our items of income, deduction and credit. Unless the context requires otherwise, all references to “we,” “us” and “our company” in this “Federal Income Tax Considerations and Consequences of Your Investment” section, refer to Camden Property Trust and its qualified REIT subsidiaries.

In the case of a REIT that is a partner in a partnership, Treasury Regulations issued by the United States Treasury Department provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to this share for purposes of applying the REIT income tests and asset tests described below. A REIT’s proportionate share of the assets of the partnership will be determined based on the REIT’s capital interest in the partnership. Thus, our proportionate share of the assets, liabilities and items of income of Camden Operating, L.P. and Camden Summit Partnership, L.P. (together, the “Operating Partnerships”) and any other entity taxable as a partnership for federal income tax purposes will be treated as our assets and liabilities and our items of income for purposes of applying the requirements described hereafter under “Income Tests” and “Asset Tests.” The assets, liabilities and items of income of the Operating Partnerships and any other entity taxable as a partnership for federal income tax purposes in which we hold an interest include the Operating Partnerships’ and each such entity’s share of the assets and liabilities and items of income with respect to any entity taxable as a partnership in which they hold an interest.

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and intend to continue to have a calendar taxable year.

Income Tests. In general, in order to qualify as a REIT, we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from real estate sources and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing. We must also derive at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property including rents from real property, gains on the disposition of real estate, dividends paid by another REIT, interest on obligations secured by mortgages on real property and, in particular circumstances, interest from particular types of temporary investments.

Rent derived from leases will be qualifying income under the REIT requirements, provided several requirements are satisfied. First, a lease may not have the effect of giving us a share of the income or profits of the lessee (although the rent may be based on a fixed percentage or percentages of receipts or sales). Second, the rent attributable to personal property that is leased in connection with a lease of real property must not exceed 15% of the total rent received under the lease. If so, the portion of rent attributable to the personal property will not qualify as rents from real property. The test to determine the rent attributable to personal property that is leased in connection with a lease of real property is based on relative fair market values. Third, in general, rents received from a related party tenant will not qualify as rents from real property. For these purposes, a tenant will be a related party tenant if the REIT, directly or indirectly, actually or constructively, owns 10% or more of the tenant’s stock (by vote or value) if such tenant is a corporation, or 10% or more of the tenant’s assets or net profits if such tenant is not a corporation. However, we may lease property to a taxable REIT subsidiary and, provided an exception to the related party rent rules is applicable, the rents received from that subsidiary will not be disqualified from being rents from real property by reason of our ownership interest in the subsidiary. We can avail ourselves of this exception to the related party rent rules so long as at least 90% of the leased space of the property is rented to persons who are not related parties or taxable REIT subsidiaries and the taxable REIT subsidiary pays commercially reasonable rent which is substantially comparable to the rent paid by third parties. A taxable REIT subsidiary includes a corporation other than a REIT in which a REIT directly or indirectly holds stock and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A corporation other than a REIT of which a taxable REIT subsidiary owns directly or indirectly securities possessing greater than 35% of the total voting power or securities (other than certain “straight debt” securities) possessing greater than 35% of the total value, however, is automatically treated as a taxable REIT subsidiary without an election. A taxable REIT subsidiary will be subject to federal income tax at the corporate rate. Fourth, the REIT generally must not operate or manage its property or furnish or render services to tenants. However, the REIT may provide customary services directly or provide non-customary services through either (i) a taxable REIT subsidiary or (ii) an independent contractor from whom the REIT derives no income; provided that such independent contractor bears the cost of the services, a separate charge is made for such services, the amount of the separate charge is received and retained by such independent contractor and such independent contractor is adequately compensated. Also, the REIT may provide non-customary services with respect to its properties as long as the income from the provision of these services with regard to each property does not exceed 1% of all amounts received by the REIT from each property. For purposes of the 1% threshold, the amount that a REIT will be treated as receiving for performing non-customary services will be the greater of the actual amounts received by the REIT or 150% of the direct cost of furnishing or rendering these services. Finally, all leases must also qualify as “true” leases for federal income tax purposes, and not as service contracts, joint ventures or other types of arrangements.

We have not charged, and do not anticipate charging, rent that is based in whole or in part on the income or profits of any person. We have not derived, and do not anticipate deriving, rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents.

We have provided and will provide services with respect to our multifamily apartment communities. We believe the services with respect to our communities that have been and will be provided by us are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise rendered to particular tenants; and income from the provision of other kinds of services with respect to a given property has not and will not exceed 1% of all amounts received by us from such property. Therefore, we believe the provision of such services has not and will not cause rents received with respect to our communities to fail to qualify as rents from real property. We believe services with respect to our communities that we believe may not be provided by us directly without jeopardizing the qualification of rent as rents from real property have been and will be performed by independent contractors, or taxable REIT subsidiaries.

The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•

an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan provided that the property is not inventory or dealer property in the hands of the borrower or the REIT.

Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. If a loan is secured by real property and other property and the highest principal amount of such loan outstanding during a taxable year exceeds the fair market value of the real property securing such loan as of the date that our commitment to make such loan becomes binding, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. However, for taxable years beginning after December 31, 2015, in the case of a loan that is secured by both real property and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all property securing such loan, then the personal property securing such loan will be treated as real property for purposes of determining whether the interest on such loan is qualifying income for purposes of the 75% gross income test. If apportionment is required, the portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will bear the same relationship to the total interest income as the principal amount of the loan that is not secured by real property bears to the total amount of the loan.

We may make mezzanine loans, which may not be secured by real property. Our interest income from those loans will be qualifying income for purposes of the 95% gross income test, but may not be qualifying income for purposes of the 75% gross income test. In addition, the loan amount of a mortgage loan that we may own may exceed the value of the real property securing the loan. In that case, a portion of the income from the loan will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. It also is possible that, in some instances, the interest income from a mortgage loan may be based in part on the borrower’s profits or net income. That scenario generally will cause the income from the loan to be non-qualifying income for purposes of both gross income tests.

We will be subject to tax at the corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify for purposes of the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•

that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•

on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•

on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•

which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income, or, with respect to taxable years beginning after December 31, 2015, a taxable REIT subsidiary.

We do not anticipate that we will receive any income from property acquired through foreclosure that is not qualifying income for purposes of the 75% gross income test, but if we do receive any such income, we will make an election to treat the related property as foreclosure property. In addition, we anticipate that any income we receive with respect to a property that is not eligible for a foreclosure property election will be qualifying income for purposes of both gross income tests.

We may recognize taxable income without receiving a corresponding cash distribution if we foreclose on or make a significant modification to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds our basis in the original loan.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are eligible for relief under the Code. These relief provisions generally will be available if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect; and

•	we file a description of each item in our gross income in accordance with the regulations prescribed by Treasury.

It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on such income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. As discussed above, even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

Asset Tests. On the last day of each calendar quarter, we must meet five tests concerning the nature of our assets. First, at least 75% of the value of our total assets generally must consist of real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date the REIT receives such proceeds. For taxable years beginning after December 31, 2015, the term “real estate assets” also includes debt instruments of publicly offered REITs, personal property securing a mortgage secured by both real property and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, and personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease. Second, no more than 25% of our total assets may be represented by securities, other than securities in the 75% asset class. Third, with regard to these securities, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets, unless the issuer is a taxable REIT subsidiary, and we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities, unless the issuer is a taxable REIT subsidiary or, in the case of the 10% value test, we can avail ourselves of a safe harbor for “straight debt.” Fourth, no more than 20% of our total assets may be represented by securities of one or more taxable REIT subsidiaries. Fifth, no more than 25% of our total assets may consist of debt instruments issued by publicly offered REITs that qualify as “real estate assets” only because of the express inclusion of “debt instruments issued by publicly offered REITs” in the definition. We must satisfy the asset tests at the close of each quarter. If we fail an asset test as of the close of the quarter due to the acquisition of securities or other property during the quarter, we may satisfy this test by disposing of the securities or other non-qualifying property within the 30-day period following the close of that quarter. We cannot assure you that the Internal Revenue Service will not challenge our compliance with these tests. If we hold assets in violation of the applicable asset tests, and certain relief provisions do not apply, we would be disqualified as a REIT.

We currently own more than 10% of the total value of the outstanding securities of several subsidiaries that have each elected to be a taxable REIT subsidiary. It should be noted that the Code contains two provisions that ensure that taxable REIT subsidiaries are subject to an appropriate level of federal income taxation. First, taxable REIT subsidiaries are limited in their ability to deduct interest paid or accrued within the taxable year on its indebtedness. Second, if a taxable REIT subsidiary pays an amount to a REIT that exceeds the amount that would be paid to an unrelated party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.

Mortgage loans will be qualifying assets for purposes of the 75% asset test unless the outstanding principal balance of the mortgage loan exceeds the fair market value of the real property securing the loan, in which case a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. The non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property. Accordingly, any mezzanine loans will not be qualifying assets for purposes of the 75% asset test to the extent that they are not considered to be secured by mortgages on real property.

If we fail to satisfy one or more of the asset tests for any quarter of a taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. These relief provisions generally will be available if (i) the failure is a failure with regard to the 5% asset test or the 10% asset tests and due to the ownership of assets that do not exceed the lesser of 1% of our total assets or $10 million, and the failure is corrected within 6 months following the quarter in which it was discovered, or (ii) the failure is due to ownership of assets not described in (i) above, the failure is due to reasonable cause and not due to willful neglect, we file a schedule with a description of each asset causing the failure in accordance with regulations prescribed by the Treasury, the failure is corrected within 6 months following the quarter in which it was discovered, and we pay a tax consisting of the greater of $50,000 or a tax computed at the corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset test. We may not qualify for the relief provisions in all circumstances.

Other Restrictions. The REIT requirements impose a number of other restrictions on our operations. For example, any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by the Operating Partnerships, either directly or through their subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties and to cause the Operating Partnerships to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring and owning properties and making occasional sales of the properties as are consistent with our investment objective. We do not intend, and do not intend to permit the Operating Partnerships or their subsidiary partnerships or limited liability companies, to enter into any sales that are prohibited transactions. However, the Internal Revenue Service may successfully contend that some or all of the sales made by us, the Operating Partnerships or their subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Any redetermined rents, redetermined deductions, excess interest or redetermined taxable REIT subsidiary service income we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a taxable REIT subsidiary of ours, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and redetermined taxable REIT subsidiary service income is income of a taxable REIT subsidiary that is understated as a result of services provided to us or on our behalf. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

Distributions. Due to minimum distribution requirements, we must generally distribute each year an amount at least equal to:

•

the sum of (a) 90% of our REIT taxable income, as computed without regard to the dividends-paid deduction or our net capital gains, and (b) 90% of our net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property; minus

•	the sum of specific items of noncash income.

This distribution must be paid in the taxable year to which it relates, or in the following taxable year, if declared before we timely file our federal income tax return for that year and if paid on or before the first regular dividend payment after that declaration, provided such payment is made during the 12-month period following the close of such year. Capital gain dividends are not included in the calculation to determine whether we satisfy the above-described distribution requirement. In general, a capital gain dividend is a dividend attributable to net capital gain recognized by us and properly designated as such.

In order to be taken into account for purposes of our distribution requirement, unless we qualify as a “publicly offered REIT,” the amount distributed must not be preferential—i.e., every holder of the class of equity securities to which a distribution is made must be treated the same as every other holder of the same class, and no class of equity securities may be treated other than according to its dividend rights as a class. We believe that we are, and expect we will continue to be, a “publicly offered REIT.”

Even if we satisfy the foregoing distribution requirement, to the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income as adjusted, we will be subject to tax on this gain or income at regular capital gains or ordinary corporate tax rates. Furthermore, if we fail to distribute during each calendar year at least the sum of:

•	85% of our ordinary income for that year;

•	95% of our capital gain net income for that year; and

•	any undistributed taxable income from prior periods,

we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

If we acquire an asset from a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of the C corporation, then we may be subject to an entity-level tax upon a taxable disposition during a five-year period following the acquisition date. The amount of the tax is determined by applying the corporate tax rate, to the lesser of (i) the excess, if any, of the asset’s fair market value over our basis in the asset on the acquisition date, or (ii) the gain recognized by us in the disposition. The amount described in clause (i) is referred to as “built-in gain.” We do not believe we have acquired and do not currently expect to acquire assets the disposition of which would be subject to the built-in gains tax but are not foreclosed from doing so in the future.

Typically, our REIT taxable income is less than our cash flow due to the allowance of depreciation and other noncash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. However, from time to time, we may not have sufficient cash or other liquid assets to meet this distribution requirement or to distribute a greater amount as may be necessary to avoid income and excise taxation. This may occur because of:

•

timing differences between the actual receipt of income and the actual payment of deductible expenses and the inclusion of this income and the deduction of these expenses in arriving at our taxable income, or

•

as a result of nondeductible expenditures, such as principal amortization or capital expenditures, including any reinvestment of proceeds received from the sale of our properties, other than in a tax-free exchange, in excess of noncash deductions.

If these timing differences occur, or if our nondeductible expenditures exceed our noncash deductions, we may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the dividend requirement.

Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying dividends to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. We will refer to these dividends as “deficiency dividends.” Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest and any applicable penalties based upon the amount of any deficiency.

For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to shareholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our shareholders on December 31 of the year in which they are declared.

Certain Income From Mortgage Loans. We will recognize taxable income in advance of the related cash flow if any of our mortgage loans are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

Hedging Transactions and Foreign Currency Gains. We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition or termination of such a transaction, will not constitute gross income for purposes of the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means (i) any transaction we enter into in the normal course of our business primarily to manage risk of (a) interest rate changes or fluctuations with respect to indebtedness incurred or to be incurred by us to acquire or carry real estate assets or (b) currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests (or any property which generates such income or gain) and (ii) new hedging transactions entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transactions was extinguished or disposed of. To the extent we do not properly identify such transactions as hedges or we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT. In addition, certain foreign currency gains may be excluded from gross income for purposes of one or both of the REIT gross income tests, provided we do not deal in or engage in substantial and regular trading in securities.

Relief From Certain Failures of the REIT Qualification Provisions

If we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements. We may not qualify for this relief provision in all circumstances.

Failure to Qualify as a REIT

If we fail to qualify for taxation as a REIT in any taxable year and relief provisions do not apply, the following consequences will occur:

•	we will be subject to tax on our taxable income at the corporate rate;

•	we will be unable to deduct distributions to our shareholders;

•	we will not be required to make shareholder distributions;

•

to the extent that we make distributions from our current and accumulated earnings and profits, the distributions will be dividends, taxable to our shareholders as dividend income (which may be subject to tax at preferential rates);

•	subject to the limitations of the Code, our corporate shareholders may be eligible for the dividends-received deduction; and

•

unless we are entitled to relief under specific statutory provisions, we will be disqualified from qualification as a REIT for the four taxable years following the year during which qualification is lost.

It is not possible to state whether in all circumstances we would be entitled to statutory relief.

Effect of Tax Status of the Operating Partnerships on REIT Qualification

A substantial portion of our investments are through the Operating Partnerships. The Operating Partnerships may involve special tax considerations. These considerations include:

•	the allocations of income and expense items of the Operating Partnerships, which could affect the computation of our taxable income;

•	the status of each Operating Partnership as a partnership, as opposed to an association taxable as a corporation for income tax purposes; and

•	the taking of actions by the Operating Partnerships that could adversely affect our qualification as a REIT.

In addition, each Operating Partnership owns properties through subsidiary entities taxable as partnerships for federal income tax purposes. These entities have been structured in a manner that is intended to qualify them for taxation as partnerships for federal income tax purposes. If either Operating Partnership or any of the foregoing entities in which an Operating Partnership has an interest were treated as an association taxable as a corporation, we could fail to qualify as a REIT.

Tax Allocations with Respect to Contributed Properties

When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to this contributed property must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. We will refer to this allocation as the “book-tax difference.” These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Each Operating Partnership has received contributions of appreciated property. The partnership agreement of each Operating Partnership requires tax allocations to be made in a manner consistent with Section 704(c) of the Code. The Treasury Regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences for property contributed on or after December 21, 1993, including the retention of the traditional method that was available under prior law or the election of particular alternative methods. Each Operating Partnership has elected the traditional method of Section 704(c) allocations. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of contributed interests in the properties in the hands of an Operating Partnership could cause us (a) to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if such properties were to have a tax basis equal to their fair market value at the time of the contribution and (b) to be allocated taxable gain in the event of a sale of such contributed interests in our properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in such Operating Partnership. These allocations possibly could cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with REIT distribution requirements. However, we do not anticipate that this adverse effect will occur.

Interests in the properties purchased by an Operating Partnership, other than in exchange for interests in such Operating Partnership, were acquired with an initial tax basis equal to their fair market value. Thus, Section 704(c) of the Code generally will not apply to these interests.

Partnership Audit Rules

In the event the Internal Revenue Service audits the income tax returns of a partnership, the partnership (rather than the partners) will generally be required to pay any imputed underpayments, including interest and penalties, resulting from an audit adjustment to the partnership’s items of income, gain, loss, deduction, or credit, or an adjustment to the allocation of such items among the partners. Such imputed underpayments will be based on the highest individual or corporate income tax rate in effect for the year being audited, unless the partnership is able to establish that the underpayment is allocable to a tax-exempt partner or would have otherwise been taxed at a lower rate. In some cases, the partnership may be required to pay an imputed underpayment with respect to items of taxable income on which a partner has previously paid tax. Although it is uncertain how certain aspects of these rules will be implemented, it is possible that they could result in partnerships in which we directly or indirectly invest being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. Prospective investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in our securities.

Taxation of Capital Shares

U.S. Holders.

As used below, the term “U.S. Holder” means a securityholder who for United States federal income tax purposes is:

•	a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation under U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•

any trust with respect to which (A) a United States court is able to exercise primary supervision over the administration of such trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to be continue to be treated as United States persons, shall be considered U.S. Holders.

If a partnership, including an arrangement that is classified as a partnership for United States federal income tax purposes, beneficially owns our shares, the treatment of a partner in the partnership will generally depend on whether the partner is a U.S. Person and the activities of the partnership. Partnerships owning our shares and their partners should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our securities.

Distributions Generally. As long as we qualify as a REIT, any distributions that we make to our shareholders out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable U.S. Holders as ordinary income. Individuals receiving “qualified dividends” from domestic and certain qualifying foreign subchapter C corporations may be entitled to lower rates on dividends provided certain holding period requirements are met. However, individuals receiving dividend distributions from us, a REIT, will generally not be eligible for the lower rate on dividends except with respect to the portion of any distribution which (a) represents dividends being passed through to us from a corporation in which we own shares (but only if such dividends would be eligible for the lower rates on dividends if paid by the corporation to its individual stockholders), including dividends from a taxable REIT subsidiary, (b) is equal to our REIT taxable income (taking into account the dividends paid deduction available to us) less any taxes paid by us on these items during our previous taxable year, or (c) are attributable to built-in gains realized and recognized by us from the disposition of properties acquired by us in certain non-recognition transactions, less any taxes paid by us on these items during our previous taxable year. The lower rates will apply only to the extent we designate a distribution as qualified dividend income in a written notice to you. For taxable years beginning after December 31, 2017, and before January 1, 2026, non-corporate U.S. Holders may be entitled to deduct 20% of ordinary REIT dividends they receive from us. Individual taxable U.S. Holders should consult their own tax advisors to determine the impact of these provisions. Distributions will not be eligible for the dividends-received deduction in the case of U.S. Holders that are corporations. For purposes of determining whether the distributions we make to holders of shares are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred shares and then to common shares.

To the extent that we make a distribution, not designated as a capital gain dividend, to a U.S. Holder in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital with respect to the U.S. Holder’s common shares or preferred shares. This will reduce the U.S. Holder’s adjusted basis and, to the extent that the distribution exceeds the U.S. Holder’s adjusted basis in its shares, the excess portion of the distribution will be taxable to the U.S. Holder as gain realized from the sale of the shares.

The Internal Revenue Service will deem us to have sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any deficiency dividend will be treated as an ordinary or capital gain dividend, as the case may be, regardless of our earnings and profits. As a result, shareholders may be required to treat particular distributions that would otherwise result in a tax-free return of capital as taxable dividends.

If we make distributions to a shareholder in excess of the U.S. Holder’s adjusted basis in its common shares or preferred shares, and if the applicable shares have been held as a capital asset, the distributions will be taxable as capital gains. If held for more than one year, this gain will be taxable as long-term capital gain.

If (a) we declare dividends in October, November, or December of any year that are payable to shareholders of record on a specified date in any of these months, and (b) we actually pay the dividend on or before January 31 of the following calendar year, we will treat such dividends as both paid by us and received by the shareholders on December 31 of that year. Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Distributions. Distributions that we properly designate as capital gain dividends will be taxable to taxable U.S. Holders as long-term capital gains to the extent that they do not exceed our actual net capital gain for the taxable year without regard to the period for which the U.S. Holder has held its shares. Distributions that we properly designate as capital gain dividends may not exceed our dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year. U.S. Holders that are corporations may, however, be required to treat up to 20% of particular capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. Holder of our common shares or preferred shares will not be treated as passive activity income. As a result, U.S. Holders generally will not be able to apply any “passive losses” against this income or gain. Generally, our distributions that do not constitute a return of capital will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our common shares or preferred shares, however, will sometimes not be treated as investment income.

Retention of Net Long-Term Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains received during the year. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we elect to retain net long-term capital gains, a U.S. Holder generally would:

•

subject to limitations, include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls;

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. Holder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its shares by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•

in the case of a U.S. Holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the Internal Revenue Service.

We will classify portions of a designated capital gain dividend or undistributed capital gains as either (a) a 20% rate gain distribution, which would be taxable to non-corporate U.S. Holders at a maximum rate of 20% or (b) an “unrecaptured Section 1250 gain” distribution which would be taxable to non-corporate U.S. Holders at a maximum rate of 25%.

Depreciation Recapture. In general, individual U.S. Holders will be taxable on long-term capital gains at a maximum rate of 20%, except that the portion of such gain that is attributable to depreciation recapture will be taxable at the maximum rate of 25%. Corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Accordingly, you are urged to consult with your tax advisors with respect to your capital gain tax liability resulting from a distribution or deemed distribution of capital gains from us and a sale by you of our preferred shares or common shares, as applicable.

Sale of Securities. U.S. Holders who sell or exchange securities will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or exchange and the holder’s adjusted basis in the securities for tax purposes. If the securities were held as a capital asset, then this gain or loss will be capital gain or loss. If the securities were held for more than one year, the capital gain or loss will be long-term capital gain or loss. However, any loss recognized by a holder on the sale of common shares or preferred shares held for not more than six months and with respect to which capital gains were required to be included in such holder’s income will be treated as a long-term capital loss, to the extent the U.S. Holder received distributions from us that were treated as long-term capital gains.

Redemption or Repurchase by Us of Our Shares. A redemption or repurchase of our shares will be treated under Section 302 of the Code as a distribution (and taxable as a dividend to the extent of our current and accumulated earnings and profits) unless the redemption or repurchase satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed or repurchased shares. The redemption or repurchase generally will be treated as a sale or exchange if it:

•	is “substantially disproportionate” with respect to the U.S. Holder;

•	results in a “complete termination” of the U.S. Holder’s equity interest in us; or

•	is “not essentially equivalent to a dividend” with respect to the U.S. Holder,

all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, our shares considered to be owned by the U.S. Holder by reason of certain constructive ownership rules set forth in the Code, as well as our shares actually owned by the U.S. Holder, must generally be taken into account.

Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to the U.S. Holder depends upon the facts and circumstances at the time that the determination must be made, U.S. Holders are advised to consult their tax advisors to determine such tax treatment.

If a redemption or repurchase of our shares is treated as a distribution, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. A U.S. Holder’s adjusted tax basis in the redeemed or repurchased shares will be transferred to the U.S. Holder’s remaining shares, if any. If the U.S. Holder owns no other of our shares, under certain circumstances, such basis may be transferred to a related person or it may be lost entirely.

If a redemption or repurchase of our shares is not treated as a distribution, it will be treated as a taxable sale or exchange.

Non-U.S. Holders.

The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders are complex and no attempt will be made herein to provide more than a summary of such rules. If you are a non-U.S. Holder, you should consult with your own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment by you in the securities, including any reporting requirements.

Distributions not Attributable to Gain from the Sale or Exchange of a U.S. Real Property Interest. Distributions to non-U.S. Holders that are not attributable to gain from sales or exchanges by us of U.S. real property interests and are not designated by us as capital gains dividends will be treated as dividends and result in ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Under certain treaties, lower withholding rates generally applicable to dividends received from a C corporation do not apply to dividends from a REIT, and lower withholding rates applicable to dividends received from a REIT may not be available in certain situations. However, if income from the investment in the common shares or preferred shares is treated as effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business or is attributable to a permanent establishment that the non-U.S. Holder maintains in the U.S. (if that is required by an applicable tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis), the non-U.S. Holder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. Holders are taxed with respect to these distributions. In the case of a non-U.S. Holder that is a non-U.S. corporation, the holder may also be subject to the 30% branch profits tax. Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from our disposition of a U.S. real property interest, will not be taxable to a non-U.S. Holder to the extent that these distributions do not exceed the adjusted basis of the non-U.S. Holder’s common shares or preferred shares, but rather will reduce the adjusted basis of these shares. To the extent that these distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-U.S. Holder’s common shares or preferred shares, these distributions will give rise to tax liability if the non-U.S. Holder otherwise would be subject to tax on any gain from the sale or disposition of its common shares or preferred shares.

Distributions Attributable to Gain from the Sale or Exchange of a U.S. Real Property Interest. For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a non-U.S. Holder under the provisions of the Foreign Investment in Real Property Tax Act of 1980. Under the Foreign Investment in Real Property Tax Act, distributions attributable to gain from sales of U.S. real property interests are taxed to a non-U.S. Holder as if this gain were effectively connected with a U.S. business. Non-U.S. Holders thus would be taxed at the normal capital gain rates applicable to U.S. Holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to the Foreign Investment in Real Property Tax Act also may be subject to a 30% branch profits tax in the hands of a non-U.S. corporate shareholder not entitled to treaty relief or exemption.

The above taxation under the Federal Investment in Real Property Tax Act of distributions attributable to gains from our sales or exchanges of U.S. real property interests (or such gains that are retained and deemed to be distributed) does not apply, provided our common shares are “regularly traded” on an established securities market in the United States (as expected), and the non-U.S. Holder does not own more than 10% of the common stock at any time during the one-year period preceding the distribution. Instead, such amounts will be taxable as a dividend of ordinary income not effectively connected with a U.S. trade or business.

Withholding Obligations from Distributions to Non-U.S. Holders. Although tax treaties may reduce our withholding obligations, we generally will be required to withhold from distributions to non-U.S. Holders, and remit to the Internal Revenue Service, (a) 21% of designated capital gain dividends, or, if greater, 21% of the amount of any distributions that could be designated as capital gain dividends and (b) 30% of ordinary dividends paid out of earnings and profits. In addition, if we designate prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding. A distribution in excess of our earnings and profits will be subject to 30% dividend withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of our current or accumulated earnings and profits. We may be required to withhold 15% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we may withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30%. If we withhold an amount of tax with respect to a distribution to a non-U.S. Holder in excess of the shareholder’s U.S. tax liability with respect to this distribution, the non-U.S. Holder may file for a refund of the excess from the Internal Revenue Service.

The payment of the proceeds from the disposition of our securities to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. Holder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. Holder of our securities to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. Holder’s foreign status and has no actual knowledge to the contrary.

Withholding taxes may also apply to certain types of payments made to “foreign financial institutions.” Specifically, a 30% withholding tax will be imposed on dividends and certain other payments to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and meets certain other specified requirements. Certain non-U.S. Holders residing in jurisdictions with an applicable “intergovernmental agreement” may, in lieu of the foregoing requirements, be required to collect and disclose such information to their over government. Prospective investors are urged to consult with their tax advisors regarding the possible implication of this legislation and recent guidance from the Internal Revenue Service in respect of an investment in our securities.

Sales of Common Shares or Preferred Shares by a Non-U.S. Holder. Gain recognized by a non-U.S. Holder upon a sale of our common shares or preferred shares generally will not be taxed under the Foreign Investment in

Real Property Tax Act of 1980 if we are a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” is defined generally as a REIT, in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by non-U.S. persons. We believe, but cannot guarantee, that we are a “domestically controlled qualified investment entity,” and, therefore, sales of our common shares or preferred shares will not be subject to taxation under the Foreign Investment in Real Property Tax Act. However, because our common shares and preferred shares are traded publicly, we may not continue to be a “domestically controlled qualified investment entity.” Furthermore, gain not subject to the Foreign Investment in Real Property Tax Act will be taxable to a non-U.S. Holder if (a) investment in the common shares or preferred shares is effectively connected with the non-U.S. Holder’s U.S. trade or business, in which case the non-U.S. Holder will be subject to the same treatment as U.S. Holders with respect to such gain, or (b) the non-U.S. Holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our common shares or preferred shares, a non-U.S. Holder may be treated as having gain from the sale or other taxable disposition of a U.S. real property interest if the non-U.S. Holder (1) disposes of such shares within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would be treated as a gain from the sale or exchange of a U.S. real property interest; and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares during the 61-day period beginning with the first day of the 30-day period described in clause (1), subject to an exception applicable to “regularly traded” shares if the non-U.S. Holder did not own more than 5% of our shares at any time during the five-year period ending on the date of the distribution described in clause (1). If the gain on the sale of common shares or preferred shares were to be subject to taxation under the Foreign Investment in Real Property Tax Act, the non-U.S. Holder would be subject to the same treatment as U.S. Holders with respect to this gain. The non-U.S. Holder may, however, be subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. In addition, a purchaser of common shares or preferred shares subject to taxation under the Foreign Investment in Real Property Tax Act would generally be required to deduct and withhold a tax equal to 15% of the amount realized on the disposition by a non-U.S. Holder. Any amount withheld would be creditable against the non-U.S. Holder’s Foreign Investment in Real Property Tax Act tax liability.

Qualified Foreign Pension Funds. Any distribution to a “qualified foreign pension fund” (or an entity all of the interests of which are held by a “qualified foreign pension fund”) who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to U.S. tax as income effectively connected with a U.S. trade or business and thus will not be subject to special withholding rules under the Foreign Investment in Real Property Tax Act. In addition, a sale of our shares by a “qualified foreign pension fund” which holds such shares directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income taxation under the Foreign Investment in Real Property Tax Act. Non-U.S. Holders are urged to consult their own tax advisors regarding the applicability of these rules to their particular investment in our shares.

Redemption or Repurchase by Us. A redemption or repurchase of our shares will be treated under Section 302 of the Code as a distribution (and taxable as a dividend to the extent of our current and accumulated earnings and profits) unless the redemption or repurchase satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed or repurchased shares. If the redemption or repurchase of shares is treated as a distribution, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. If the redemption or repurchase of shares is not treated as a distribution, it will be treated as a taxable sale or exchange in the manner described above.

Backup Withholding and Information Reporting. Generally, we must report annually to the Internal Revenue Service the amount of dividends paid to a non-U.S. Holder, its name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. Holder. Pursuant to tax treaties or other agreements, the Internal Revenue Service may make its reports available to tax authorities in the non-U.S. Holder’s country of residence.

Payments of dividends or of proceeds from the disposition of shares made to a non-U.S. Holder may be subject to information reporting and backup withholding unless such non-U.S. Holder establishes an exemption, for example, by properly certifying its non-U.S. status on an Internal Revenue Service Form W-8BEN or W-8BEN-E or another appropriate version of Internal Revenue Service Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-U.S. Holder is a U.S. person.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

Tax-Exempt Holders.

The Internal Revenue Service has ruled that amounts distributed as dividends by a REIT do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, except for the tax-exempt shareholders described below, if a tax-exempt shareholder does not hold its shares as “debt financed property” within the meaning of the Code and the shares are not otherwise used in a trade or business, then dividend income received from us will not be unrelated business taxable income to the tax-exempt shareholder. Generally, shares will be “debt financed property” if the exempt holder financed the acquisition of the shares through a borrowing. Similarly, income from the sale of shares will not constitute unrelated business taxable income unless a tax-exempt shareholder has held its shares as “debt financed property” within the meaning of the Code or has used the shares in its trade or business.

For tax-exempt shareholders that are social clubs, voluntary employee benefit associations or supplemental unemployment benefit trusts exempt from federal income taxation under Code Section 501(c)(7), (c)(9) and (c)(17), respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly deduct amounts set aside or placed in reserve for specified purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their own tax advisors concerning these “set aside” and reserve requirements. However, a portion of the dividends paid by a “pension held REIT” will be treated as unrelated business taxable income to any trust that:

•	is described in Section 401(a) of the Code;

•	is tax-exempt under Section 501(a) of the Code; and

•	holds more than 10% by value of the interests in the REIT.

Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “qualified trusts.”

A REIT is a “pension held REIT” if:

•

it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts will be treated, for purposes of the “not closely held” requirement, as owned by the actual participants of the trust rather than by the trust itself; and

•

either, (1) at least one such qualified trust holds more than 25% by value of the interests in the REIT, or (2) one or more such qualified trusts, each of which owns more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income is equal to the ratio of:

•

the unrelated business taxable income earned by the REIT less particular associated expenses, treating the REIT as if it were a qualified trust and therefore subject to tax on its unrelated business taxable income, to

•	the total gross income, less particular associated expenses, of the REIT.

A de minimis exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as unrelated business taxable income will not apply if the REIT is able to satisfy the “not closely held” requirement without relying upon the “look-through” exception with respect to qualified trusts.

Taxation of Debt Securities

U.S. Holders.

Holders of debt securities that use the accrual method of tax accounting and prepare “applicable financial statements” will have to recognize income form their debt securities no later than the taxable year in which such income is taken into account as revenue in their “applicable financial statements.” The Internal Revenue Service has issued final regulations stating that original issue discount and market discount will not be subject to these special timing rules. Such rules may require investors to report income earlier than it would otherwise be recognized under the tax rules discussed below. Prospective investors should consult their own tax advisors regarding the implications of such rules on their investment.

Stated Interest and Market Discount. Holders of debt securities will be required to include stated interest on the debt securities in gross income for federal income tax purposes in accordance with their regular method of accounting for tax purposes. Purchasers of debt securities should be aware that the holding and disposition of debt securities may be affected by the market discount provisions of the Code. These rules generally provide that if a holder of a debt security purchases it at a market discount and thereafter recognizes gain on a disposition of the debt security, including a gift or payment on maturity, the lesser of the gain or appreciation, in the case of a gift, and the portion of the market discount that accrued while the debt security was held by the holder will be treated as ordinary interest income at the time of the disposition. For this purpose, a purchase at a market discount includes a purchase after original issuance at a price below the debt security’s stated principal amount. The market discount rules also provide that a holder who acquires a debt security at a market discount and who does not elect to include the market discount in income on a current basis may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry the debt security until the holder disposes of the debt security in a taxable transaction.

A holder of a debt security acquired at a market discount may elect to include the market discount in income as the discount on the debt security accrues, either on a straight line basis, or, if elected, on a constant interest rate basis. The current inclusion election, once made, applies to all market discount obligations acquired by the holder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter and may not be revoked without the consent of the Internal Revenue Service. If a holder of a debt security elects to include market discount in income in accordance with the preceding sentence, the foregoing rules with respect to the recognition of ordinary income on a sale or particular other dispositions of such debt security and the deferral of interest deductions on indebtedness related to such debt security would not apply.

Amortizable Bond Premium. Generally, if the tax basis of a debt security held as a capital asset exceeds the amount payable at maturity of the debt security, the excess may constitute amortizable bond premium that the holder may elect to amortize under the constant yield method and deduct the amortized premium over the period from the holder’s acquisition date to the debt security’s maturity date. If made, such an election will apply to all premium debt securities (other than those that pay tax-exempt interest) that the holder owns as of the first day of the taxable year for which the election is made and to any premium debt security that the holder acquires thereafter. A holder who elects to amortize bond premium must reduce the tax basis in the related debt security by the amount of the aggregate deductions allowable for amortizable bond premium.

The amortizable bond premium deduction is treated as an offset to interest income on the related security for federal income tax purposes. Each prospective purchaser is urged to consult its tax advisor as to the consequences of the treatment of this premium as an offset to interest income for federal income tax purposes.

Disposition. In general, a holder of a debt security will recognize gain or loss upon the sale, exchange, redemption, payment upon maturity or other taxable disposition of the debt security. The gain or loss is measured by the difference between (a) the amount of cash and the fair market value of property received and (b) the holder’s tax basis in the debt security as increased by any market discount previously included in income by the holder and decreased by any amortizable bond premium deducted over the term of the debt security. However, the amount of cash and the fair market value of other property received excludes cash or other property attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income. Subject to the market discount and amortizable bond premium rules described above, any gain or loss will generally be long-term capital gain or loss, provided the debt security was a capital asset in the hands of the holder and had been held for more than one year.

Non-U.S. Holders.

Interest. Interest paid to a non-U.S. Holder on its debt securities that is not effectively connected with its conduct of a U.S. trade or business will not be subject to U.S. federal withholding tax, provided that:

•	such non-U.S. Holder does not actually or constructively own a 10% or greater interest in our capital or profits;

•	such non-U.S. Holder is not a controlled foreign corporation with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code;

•	such non-U.S. Holder is not a bank that received such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

(a) the non-U.S. Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a U.S. person within the meaning of the Code and provides its name and address, (b) a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the debt securities on behalf of the non-U.S. Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. Holder, has received from the non-U.S. Holder a statement, under penalties of perjury, that such non-U.S. Holder is not a U.S. person and provides us or our paying agent with a copy of such statement or (c) the non-U.S. Holder holds its debt securities directly through a “qualified intermediary” and certain conditions are satisfied.

The statement may be made on an Internal Revenue Service Form W-8BEN or W-8BEN-E or a substantially similar form, and the non-U.S. Holder must inform the withholding agent of any change in the information on the statement within 30 days of such change.

A non-U.S. Holder generally will also be exempt from withholding tax on interest if such amount is effectively connected with such holder’s conduct of a U.S. trade or business and the holder provides us with appropriate certification as discussed below.

If a non-U.S. Holder does not satisfy the requirements above, interest paid to such non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax. Such rate may be reduced or eliminated under a tax treaty between the U.S. and the non-U.S. Holder’s country of residence. To claim a reduction or exemption under a tax treaty, a non-U.S. Holder must generally complete an Internal Revenue Service Form W-8BEN (or applicable successor form) and claim the reduction or exemption on the form.

Sale or Other Taxable Disposition of the Debt Securities. A non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other taxable disposition of a debt security so long as (i) the gain is not effectively connected with the conduct by the non-U.S. Holder of a U.S. trade or business (or, if a tax treaty applies, the gain is not attributable to a U.S. permanent establishment maintained by such non-U.S. Holder) and (ii) in the case of a non-U.S. Holder who is an individual, such non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of disposition or certain other requirements are not met. A non-U.S. Holder who is an individual and does not meet this exemption should consult his or her tax advisor regarding the potential liability for U.S. federal income tax on such non-U.S. Holder’s gain realized on a debt security.

In certain circumstances, we may be required to make certain payments in excess of stated interest and the principal amount of the debt securities. Except as otherwise described in the applicable prospectus supplement, such payments generally should be treated as additional amounts paid for the debt securities, subject to the rules described above.

U.S. Trade or Business. If interest paid on a debt security or gain from a disposition of a debt security is effectively connected with a non-U.S. Holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, the non-U.S. Holder maintains a U.S. permanent establishment to which such amounts are generally attributable), the non-U.S. Holder generally will be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. Holder. If a non-U.S. Holder is subject to U.S. federal income tax on the interest on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided, generally on Internal Revenue Service Form W-8ECI). A non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a debt security or gain from a disposition of a debt security will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the corporation of a U.S. trade or business.

3.8% Medicare Tax

Certain U.S. Holders who are individuals, estates or trusts are required to pay a 3.8% Medicare tax on, among other things, dividends, interest on and capital gains from the sale or other disposition of our equity or debt obligations, subject to certain exceptions. Prospective investors are urged to consult their tax advisors regarding the effect of this tax on an investment in our securities.

Backup Withholding on Debt Securities and Shares

Under the backup withholding rules, a domestic holder of debt securities or shares may be subject to backup withholding with respect to interest or dividends paid on, and gross proceeds from the sale of, the securities unless the holder (a) is a corporation or comes within other specific exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of debt securities or shares who does not provide us with its current taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the holder’s federal income tax liability.

We will report to holders of debt securities or shares and the Internal Revenue Service the amount of any interest or dividends paid and any amount withheld with respect to the debt securities or shares during the calendar year.

State, Local and Other Taxes

We and our taxable REIT subsidiaries, the Operating Partnerships, either directly or through their subsidiary partnerships and limited liability companies, and the holders of our securities may be subject to state, local and other tax in various states, localities and other jurisdictions, including those in which we or you transact business, own property or reside. Our and your tax treatment in these jurisdictions may differ from the federal income tax treatment described above. Consequently, as a prospective investor, you should consult your own tax advisors regarding the effect of state, local and other tax laws on an investment in our debt securities and shares.

Future Changes in U.S. Federal Income Tax Rules

Numerous changes to the Code were made in legislation commonly referred to as the “Tax Cuts and Jobs Act,” including a number of changes to the U.S. federal income tax rules related to the taxation of individuals and corporations. In addition to reducing corporate and non-corporate tax rates, the Tax Cuts and Jobs Act eliminated and restricted various deductions and limited the ability to utilize net operating losses. Most of the changes applicable to individuals are temporary and apply only to taxable years beginning after December 31, 2017, and before January 1, 2026. The Tax Cuts and Jobs Act made numerous large and small changes to the tax rules which do not affect REITs directly but may affect our securityholders and may indirectly affect us. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, was enacted into law. Among other changes, the CARES Act made technical corrections, or temporary modifications, to certain of the provisions of the Tax Cut and Jobs Act. On August 16, 2022, legislation commonly referred to as the “Inflation Reduction Act” was enacted into law. Among other changes, the Inflation Reduction Act included a number of changes to the U.S. federal income tax rules applicable to corporations and their securityholders, including imposing a 15% corporate minimum tax, based on adjusted financial statement income of certain “applicable corporations” and an excise tax of 1% on the fair market value of net stock repurchases (and economically similar transactions) in excess of stock issuances made by publicly-traded corporations. These changes to the tax rules do not apply to REITs but may affect our securityholders and may indirectly affect us.

The U.S. federal income tax rules are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to us and our securityholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in our securities. Prospective securityholders are urged to consult with their tax advisors with respect to the Tax Cuts and Jobs Act and other legal, regulatory, and administrative developments and proposals and their potential effect on investment in our securities.

LEGAL MATTERS

Unless otherwise noted in a supplement, Dentons US LLP, Dallas, Texas, will pass on the legality of the securities offered through this prospectus.

EXPERTS

The financial statements of Camden Property Trust incorporated by reference in this Prospectus, and the effectiveness of Camden Property Trust’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

CAMDEN PROPERTY TRUST

$600,000,000 4.900% Notes due 2036

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Securities

J.P. Morgan

PNC Capital Markets LLC

US Bancorp

Truist Securities

Wells Fargo Securities

Senior Co-Managers

Regions Securities LLC

BMO Capital Markets

BNP PARIBAS

Deutsche Bank Securities

Mizuho

Scotiabank

TD Securities

Co-Managers

M&T Securities

Ramirez & Co., Inc.

February 17, 2026